UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ARCHROCK, INC.

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Archrock
Archrock

Archrock

A LEGACY OF RESILIENCE

Notice of 2021 Annual Meeting
of Stockholders and Proxy Statement

MESSAGE TO OUR STOCKHOLDERS

Dear Fellow Stockholder:

As we look back on 2020, not much remains to be said about a year that resulted in so much global upheaval. The COVID-19 pandemic threatened the most vulnerable among us and forced us to reassess our approach to social interaction. It challenged the way we do business and threatened the survival of hundreds of businesses and even entire industries. The pandemic severely impacted oil demand, which coupled with a price war, sent prices into negative territory during the Spring of 2020. In addition, the essential and accelerating focus on climate-related risks challenged the oil and gas industry.

With a history that spans more than six decades, Archrock has endured through many challenges, providing critical compression infrastructure required to move reliable, affordable and cleaner burning natural gas to end markets. Our business mission, strong ethics and legacy of resilience served as the compass for our journey through 2020, and because of the actions we took, our performance was distinctive and our financial position remains sound.

FINANCIAL AND OPERATIONAL RESILIENCE	We protected our access to capital and our balance sheet with a conservative approach to financing, pro-active operating cost reductions and disciplined capital spending. Our multi-year strategy to high-grade our equipment and partner with a strong customer base was and will continue to be key to protecting revenue during an extremely challenging business environment.

While our office support teams seamlessly transitioned to working from home, our field and shop employees continued to deliver exceptional 24/7 operational performance for our customers. The Board of Directors and management team remained focused on transparency, communication and safety. Our technology team, with oversight from our Audit Committee and internal and external auditors, provided a secure platform to quickly transition our operating environment. We extended new benefits to our employees during this difficult time, including paid time off to volunteer in our communities.	HUMAN CAPITAL RESILIENCE

ENVIRONMENTAL AND SOCIAL RESILIENCE

Despite facing significant financial and operational challenges, we prioritized our focus on environmental, social and governance issues. We assembled an internal, employee-led committee to evaluate data and begin considering initiatives to improve performance. We formalized our ESG governance structures, which include board-level oversight. Our 2019 Sustainability Report, published in 2020 and available at www.archrock.com, is our first report that adheres to the SASB standards for midstream service providers.

We believe our legacy of resilience will ensure that we continue to play a critical role in the future of energy. The use of natural gas as a primary feedstock for industry and replacement for coal has helped achieve significant emissions reductions. Natural gas can affordably and reliably bridge the gap between retail energy demand and intermittent renewable energy, as well as mitigate disruption in energy transition. With technological advancements, natural gas can aid in meeting global emissions targets and be a key contributor to the elimination of energy poverty.

The Board of Directors, management team and dedicated employees of Archrock thank you for your past support. Your continued support is a signal that you share our commitment to an energy future that delivers on expectations for a cleaner and healthier world through continued resilience and a reasoned, sustainable approach.

Sincerely,

Gordon Hall, Chairman of the Board	Brad Childers, President and Chief Executive Officer

NOTICE OF 2021 ANNUAL STOCKHOLDERS’ MEETING

ANNUAL MEETING DETAILS	MEETING AGENDA
DATE Wednesday, April 28, 2021	PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

TIME 9:30 a.m. Central Time	Election of nine director nominees	FOR EACH NOMINEE	1

LOCATION Archrock, Inc. 9807 Katy Freeway, Suite 100 Houston, Texas 77024	Ratification of the appointment of the independent registered public accounting firm for fiscal 2021	FOR	20

RECORD DATE March 3, 2021	Non-binding, advisory vote to approve 2020 executive compensation of our Named Executive Officers	FOR	23

The Board recommends that you vote “FOR” each director nominee and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying Proxy Statement.

For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the instructions provided in this document, or, if you requested to receive printed proxy materials, your proxy card.

By Order of the Board of Directors, Stephanie C. Hildebrandt, Secretary March 17, 2021

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2020 Annual Report to Stockholders are available at www.archrock.com. Stockholders are encouraged to access and carefully review the proxy materials before voting. We commenced mailing and made this Proxy Statement available on the Internet on March 17, 2021.

CONTINGENT VIRTUAL MEETING

Due to the public health impact of the COVID-19 pandemic, we will monitor the need to conduct the meeting solely by means of remote communication. In that event, details on how to participate will be set forth in a press release issued by the Company and available at www.archrock.com. If you plan to attend the meeting, please check our website one week prior to the meeting.

VOTING METHODS

Vote right away using any of the following methods. Have your proxy card or voting instructions accessible and follow the instructions. If your shares are held in the name of a broker or other nominee, follow the voting instructions you receive from such broker or other nominee.

i

2020 IN REVIEW

FISCAL 2020 FINANCIAL HIGHLIGHTS

$89M	2.9x	4.2x	6%
cash returned to stockholders	dividend coverage	year-end leverage	year-end dividend yield

Managed 2020 Adjusted EBITDA to $415 million, roughly flat year-over-year, through aggressive cost management

Reduced growth capex by $221 million to $79 million to align with customer demand

Increased our contract operations gross margin by 320 basis points to 65% in 2020 compared to 2019

Strategic sales of non-core assets yielded proceeds of over $52 million

Strength and durability of our business and cash flows supported returns to stockholders and $155 million in debt reduction

CORPORATE GOVERNANCE

✓	Annual election of all directors

✓	Plurality vote standard which requires that any nominee for director who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by the Board

✓	Separate chairman and chief executive officer

✓	Majority independent board, with seven of nine directors being independent

✓	100% independent board committees
✓	Independent directors meet regularly without management present

✓	33% gender and racial diversity; 50% of board leadership roles are held by women

✓	Modest director compensation with emphasis on equity component

✓	Officer and director stock ownership guidelines

✓	No hedging or pledging of Company securities

✓	Annual board and committee evaluations

ii

EXECUTIVE COMPENSATION

Our philosophy is to reward performance with compensation that is a mix of fixed and variable compensation and is balanced between long term and annual performance objectives. Good governance, adherence to best practices and consideration of stakeholder interests form the foundation of our executive compensation program, developed by a fully independent Compensation Committee with the support of an independent executive compensation consultant. Our best practices include:

✓	Annual review and consideration of our peer group

✓	Three year performance periods for long-term incentive awards

✓	Three year equity vesting

✓	Separate performance measures for short-term and long-term incentives

✓	Caps on performance-based compensation

✓	Regular review of burn rate and dilution associated with long-term incentives

✓	Extremely limited perquisites

✓	Double trigger change of control agreements

✓	Performance-based compensation clawback policy

For more information regarding our 2020 executive compensation program, see the “Compensation Discussion and Analysis” in this Proxy Statement.

iii

PROPOSAL 1 ELECTION OF DIRECTORS

Nine directors are nominated to be elected to the Board of Directors (the “Board”) at the Annual Meeting. Each nominee has consented to serve as a director if elected.

BOARD RECOMMENDATION

The Board recommends a vote “FOR” the election of each director nominee to hold office for a one-year term expiring at the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

VOTE REQUIRED

With respect to the election of directors, you may vote “for” or withhold authority to vote for each director nominee. A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee, meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected. However, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

SNAPSHOT OF 2021 DIRECTOR NOMINEES

ENERGY INDUSTRY EXPERTISE
9
EXECUTIVE LEADERSHIP EXPERIENCE
9
FINANCIAL ACUMEN
9
HEALTH, SAFETY & THE ENVIRONMENT
4
ENGINEERING OR TECHNOLOGY
6
OPERATIONS BACKGROUND
6

Archrock, Inc. 2021 Proxy Statement | 1

NOMINEES FOR DIRECTOR

The following biographical information is furnished with respect to each director nominee, together with a discussion of each nominee’s experience, qualifications and attributes or skills that were considered in their nomination to the Board. Wendell R. Brooks served as a director since November 2015, and during 2020, served on the Audit and Compensation Committees. Mr. Brooks retired from the Board in January 2021 and is not standing for re-election.

ANNE-MARIE N. AINSWORTH Age: 64 Director Since: April 2015 Archrock Committees: Audit and Nominating and Corporate Governance (Chair)

Background: Ms. Ainsworth served as President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and as President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from November 2012 to March 2014. She previously served as Senior Vice President of Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from November 2009 to March 2012. Prior to joining Sunoco, Ms. Ainsworth was employed by Motiva Enterprises, LLC, where she was the General Manager of the Motiva Norco refinery in Norco, Louisiana from 2006 to 2009. From 2003 to 2006, she was Director of Management Systems & Process Safety at Shell Oil Products U.S., and from 2000 to 2003, she was Vice President of Technical Assurance at Shell Deer Park Refining Company.

Education: B.S. in Chemical Engineering, University of Toledo; M.B.A., Rice University, where she also served as an Adjunct Professor from 2000 to 2009; graduate, Institute of Corporate Directors Education Program, Rotman School of Management, University of Calgary; holds ICD.D designation

Current Directorships: Director, member of the compensation committee and chair of the safety & environment committee of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company); director and member of the audit committee for Kirby Corporation (an operator of inland and offshore tank barge fleets in the U.S. and provider of diesel engine services); and director and member of the EHS & public policy committee and finance committee of Holly Frontier Corporation (an independent petroleum refiner in the U.S.)

Prior Directorships: Director of Seventy Seven Energy Inc. from June 2014 to June 2015

Qualifications: Ms. Ainsworth has extensive leadership experience in the oil and gas industry and familiarity with governance issues, having served as Chief Executive Officer of both public and private energy companies, as well as experience operating a portfolio of energy assets, which we believe make her well qualified to serve as a member of our Board.

D. BRADLEY CHILDERS Age: 56 President and Chief Executive Officer, Archrock Director Since: April 2013 Archrock Committees: None

Background: Mr. Childers was elected as our President and Chief Executive Officer in December 2011, after serving as our Interim President and Chief Executive Officer since November 2011. He also served as President, Chief Executive Officer and Chairman of the Board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P., a master limited partnership in which we owned an equity interest (the “Partnership”) from November 2011 until the Partnership’s merger into a wholly-owned subsidiary of Archrock, Inc. in April 2018 (the “Partnership Merger”). Mr. Childers served as our Senior Vice President from August

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2007 through November 2011. He served as an officer, including as President, North America of Exterran Energy Solutions, L.P., a predecessor subsidiary, from March 2008 through November 2011, and as Senior Vice President of the Partnership from June 2006 through November 2011. Mr. Childers joined Universal Compression Holdings, Inc., a predecessor company, in 2002 and served in a number of management positions, including as Senior Vice President and as President of the International Division of Universal Compression, Inc. (“UCI,” a Universal subsidiary). He held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002. He also serves as an officer of certain other Archrock subsidiaries.

Education: B.A., Claremont McKenna College; J.D., University of Southern California

Current Directorships: Yellowstone Academy (a non-profit private school) since February 2014

Prior Directorships: Chairman of the Board of the Partnership from May 2008 through April 2018 when it merged into a wholly owned subsidiary of Archrock, Inc.

Qualifications: Mr. Childers’ day-to-day leadership as our Chief Executive Officer provides him with an intimate knowledge of our strategy, operations and markets. His previous experience as President, North America of our operating subsidiary has provided him with extensive experience in our business and a deep understanding of operational opportunities and challenges. Mr. Childers’ business judgment, management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Childers well qualified to serve as a member of our Board.

GORDON T. HALL Age: 61 Director Since: March 2002 Archrock Committees: Compensation and Nominating and Corporate Governance

Background: Mr. Hall is Chairman of the Board, a position he assumed in November 2015. At predecessor companies to Archrock, Mr. Hall served as Vice Chairman and Lead Independent Director from April 2013 to November 2015, as Chairman of the Board of Exterran Holdings, Inc. from August 2007 through April 2013 and as Chairman of the Board of Hanover Compressor from May 2005 through August 2007. Prior to his retirement in 2002 from Credit Suisse (a brokerage services and investment banking firm), Mr. Hall served as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall serves as Treasurer of Gordon College where he has been a professor in the Master of Science in Financial Analysis program and served as the interim Chief Financial Officer for four months during 2018.

Education: B.A. in Mathematics, Gordon College; S.M., M.I.T. Sloan School of Management

Current Directorships: Member of the executive board of Gordon College

Prior Directorships: Director of Noble Corporation from 2010 through February 2021; Director of Weatherford International plc, from December 2019, upon emergence from Weatherford’s Chapter 11 reorganization, to June 2020; Director of Hydril Company from March 2002 until its merger with Tenaris S.A. in May 2007; director of Grant Prideco, Inc. from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008; and director of Select Energy Services from 2012 through 2015

Qualifications: As Chairman of the Board, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall’s prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, as well as mergers and acquisitions and capital markets transactions. We believe this knowledge and experience, together with Mr. Hall’s former and current experience as a member of the boards of other public oil and gas related companies, make him well qualified to serve as a member of our Board.

Archrock, Inc. 2021 Proxy Statement | 3

FRANCES POWELL HAWES Age: 66 Director Since: April 2015 Archrock Committees: Audit (Chair) and Nominating and Corporate Governance

Background: Ms. Hawes has over twenty years of experience as a financial advisor and Chief Financial Officer (“CFO”) for both public and private companies. Most notably, she served as CFO of New Process Steel, L.P. (a privately held steel distribution company) from September 2012 through December 2013. She was Senior Vice President and CFO of American Electric Technologies, Inc. (a publicly traded provider of power delivery solutions) from September 2011 to September 2012. Ms. Hawes served as CFO, Executive Vice President and Treasurer of NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) from 2005 to 2008; as CFO and Treasurer of Grant Prideco, Inc. (a manufacturer of engineered tubular products for the energy industry) from 2000 to 2001; and as Chief Accounting Officer, Vice President Accounting and Controller of Weatherford International Ltd. (a multinational oil field service company), having advanced through a number of positions of increasing responsibility, from 1989 to 2000.

Education: Certified Public Accountant; B.B.A. in Accounting, University of Houston

Current Directorships: Director, chair of the audit committee and member of the nominating and corporate governance committee of Laredo Petroleum (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S); director of PGT Innovations (a manufacturer of premium windows and doors); director of Financial Executives International, Houston Chapter

Prior Directorships: Director of Energen Corporation from 2013 to November 2018; director of Express Energy Services from January 2011 to November 2014

Qualifications: Ms.  Hawes brings financial expertise, business knowledge and leadership experience, having served as a CFO of both private and public companies in the manufacturing and energy industries and as a financial consultant and advisor, which we believe make her well qualified to serve as a member of our Board.

J.W.G. “WILL” HONEYBOURNE Age: 69 Director Since: April 2006 Archrock Committees: Compensation and Nominating and Corporate Governance

Background: As Managing Director of First Reserve (a private equity firm), a position he has held since January 1999, Mr. Honeybourne is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline logging company) from 1996 to 1998. Mr. Honeybourne is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists.

Education: B.Sc. in Oil Technology, Imperial College, London University

Current Directorships: Director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company)

Prior Directorships: Director of Red Technology Alliance from December 2006 to January 2010; director of Acteon Group from November 2006 to November 2012; non-executive chairman of KrisEnergy from November 2009 to February 2017

Qualifications: Mr. Honeybourne’s technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne’s current and former service as a director of various oil and gas companies brings an understanding of the challenges and opportunities of markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

Archrock, Inc. 2021 Proxy Statement | 4

JAMES H. LYTAL Age: 63 Director Since: April 2015 Archrock Committees: Compensation (Chair) and Nominating and Corporate Governance

Background: Mr. Lytal has served as a Senior Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) since April 2009. From 1994 to 2004, he served as President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners. In 2004, Gulfterra merged with Enterprise Products Partners (a North American midstream energy services provider), where he served as Executive Vice President until 2009. From 1980 to 1994, Mr. Lytal held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services.

Education: B.S. in Petroleum Engineering, The University of Texas at Austin

Prior Directorships: Director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. from 2015 until it was acquired in July 2018; director of Gulfterra Energy Partners from 1994 to 2004; director of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP from 2013 to 2017, including service as member of the audit committee and chairman of the conflicts committee; director and chairman of the compensation committee and member of the audit committee of SemGroup Corporation from 2011 until it was acquired in December of 2019

Qualifications: With over 40 years of experience in the midstream oil and gas sector, including over 25 years in executive leadership and advisory roles, Mr. Lytal brings to the Board a broad knowledge and understanding of the oil and gas services industry, a deep familiarity with the management of midstream assets and experience with governance issues associated with a public company, which we believe make him well qualified to serve as a member of our Board.

LEONARD W. MALLETT Age: 64 Director Since: January 2021 Archrock Committees: Compensation

Background: Mr. Mallett served as Executive Vice President and Chief Operations Officer of Summit Midstream Partners, LP (a midstream provider of natural gas, oil and water gathering services) from December 2015 to October 2019. In addition, he served as Summit’s interim Chief Executive Officer from February to September 2019. Prior to joining Summit, Mr. Mallett was Senior Vice President of Engineering of Enterprise Products Partners L.P. (a midstream natural gas and oil pipeline company) from 2008 through 2015 and Senior Vice President of Environmental Health and Safety from 2006. Mr. Mallett served in roles of increasing responsibility with TEPPCO (a master limited partnership that provided oil and natural gas pipelines and storage and related facilities) from 1979 through 2006, including as Senior Vice President of Operations. During his career, Mr. Mallett has held leadership roles with Pipeline Research Council International, the Office of Pipeline Safety and the Clean Channel Association.

Education: B.S. in Mechanical Engineering, Prairie View A&M University; M.B.A., Houston Baptist University; completed the Kellogg Executive Development Program at Northwestern University

Qualifications: Mr. Mallett has significant operating experience with prior responsibility for engineering, strategic sourcing and environmental, health and safety training, compliance and reporting. His operations experience includes all aspects of the construction, start-up and operation of natural gas and oil pipeline gathering, transportation and processing facilities. Mr. Mallet’s midstream operations experience, along with his interim service as the chief executive officer of Summit, make him well qualified to serve on the Board.

Archrock, Inc. 2021 Proxy Statement | 5

JASON C. REBROOK Age: 47 Director Since: July 2020 Archrock Committees: None

Background: Mr. Rebrook presently serves as Chief Executive Officer of Harvest Midstream (a privately-held midstream company services provider), a position he has held since 2018.  Mr. Rebrook previously served as President of Hilcorp Energy Company (a privately held oil and gas production company).  He joined Hilcorp in 2008 as Asset Team Manager of the company’s Gulf of Mexico properties and was appointed Executive Vice President in 2009 until his appointment as President. Prior to joining Hilcorp, Mr. Rebrook was with GE Capital as Senior Vice President, Oil & Gas and with Chevron Corporation, managing both domestic and international assignments.  Mr. Rebrook is a member of Young Presidents’ Organization, Duke University’s Energy Task Force, the Society of Petroleum Engineers, the Independent Petroleum Association of America and the Greater Houston Partnership.

Education: B.S., Petroleum in Engineering, Marietta College; M.B.A., Duke University’s Fuqua School of Business

Current Directorships: Member of the board of trustees for Marietta College; member of the board of directors of privately-held companies Harvest Midstream Company, Hilcorp Energy Company, Baywater Drilling, LLC, Kenai Logistics, LLC and STX Beef, LLC

Prior Directorships: Director of privately-held companies Elite Compression Services, LLC from 2012 to 2019 and Texas Coastal Ventures, LLC from 2016 to 2019

Qualifications: With over 25 years of experience in capital markets, acquisitions, divestures and operations within both the upstream and midstream sectors of the oil and gas industry, Mr. Rebrook brings considerable insight into the oil and gas industry, including its unique risks, opportunities and challenges. His leadership of a highly entrepreneurial and successful privately-held company and extensive operational experience make Mr. Rebrook well qualified to serve as a member of our Board.

EDMUND P. SEGNER, III Age: 67 Director Since: July 2018 Archrock Committees: Audit

Background: Mr. Segner is a Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering at Rice University (Houston). In November 2008, Mr. Segner retired from EOG Resources, Inc. (“EOG,” a publicly traded independent oil and gas exploration and production company). Among the positions he held at EOG was President and Chief of Staff and Director from 1999 to 2007. From March 2003 through June 2007, he also served as EOG’s principal financial officer.

Education: Certified Public Accountant; B.S. in Civil Engineering, Rice University; M.A. in Economics, University of Houston

Current Directorships: Chairman of the compensation committee and member of the audit committee and the reserves and environment, health and safety committee of HighPoint Resources (a company engaged in exploration and development of natural gas and oil reserves in the Rocky Mountain region of the U.S.); member of the audit committee and compensation committee of Laredo Petroleum, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S.)

Prior Directorships: Director and member of the Audit, Conflicts and Compensation Committees of Archrock GP LLC, the managing general partner of the Partnership, from May 2009 to April 2018, when it was merged into a wholly-owned subsidiary of Archrock, Inc.; director and a member of the conflicts committee of Midcoast Holdings, LLC from February 2014 until it was acquired and taken private by Enbridge Energy Partners, L.P. in April 2017

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Qualifications: Mr. Segner brings technical experience and financial acumen to the Board. Having served in a senior management position for an oil and gas company, Mr. Segner also possesses a thorough understanding of the energy industry and operational challenges unique to this industry. In addition, as a former president of a public company and as a director of other public companies, Mr. Segner has valuable experience with other functions pertinent to our Board, including compensation, financing matters and the evaluation of acquisition opportunities. We believe this knowledge and experience, as well as his prior service on the board of the Partnership, makes Mr. Segner well qualified to serve as a director.

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GOVERNANCE

INVESTOR OUTREACH

Highlights of our corporate governance practices are provided at the beginning of this Proxy Statement under “2020 in Review”. The Board is committed to responsible and responsive corporate governance policies and practices that serve the interests of all stockholders. The full Board, at the direction of the Nominating and Corporate Governance Committee, routinely reviews best practices in corporate governance and considers stakeholder interests and feedback. During 2020, members of our senior management team attended 11 energy investor conferences and two non-deal road shows and participated in numerous phone calls to communicate our mission and vision with our stockholders and receive information on the issues they consider most important as an investor in Archrock.

DIRECTOR INDEPENDENCE AND TENURE

Our Code of Business Conduct requires all employees, officers and directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Archrock and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires. See the section titled “Related Party Information” in this Proxy Statement for more information.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Mmes. Ainsworth and Hawes and Messrs.  Hall, Honeybourne, Lytal, Mallett and Segner.

The Board believes it has a healthy mix of representation based on tenure of the directors currently serving, with two new directors added in the last year.

BOARD LEADERSHIP STRUCTURE

We separate the roles of Chairman of the Board and Chief Executive Officer. The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the stewardship commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company and in the best interest of our stockholders because of the size and composition of the Board, the scope of our operations and the responsibilities of the Board and management.

Our Chief Executive Officer focuses on the day-to-day operations and management of our business	Our independent Chairman leads the Board in its fundamental role of providing advice to and oversight of management

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Mr. Hall serves as Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, as well as the executive sessions of independent directors.

DIRECTOR QUALIFICATIONS, DIVERSITY AND NOMINATIONS

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, energy industry, health, safety and the environment and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2022 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. See the section titled “Additional Information – 2022 Annual Meeting of Stockholders.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

COMMITTEES OF THE BOARD, MEMBERSHIP AND ATTENDANCE

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which is available to the public on our website at www.archrock.com or in print by submitting a written request to Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. The purpose and composition of each committee is summarized in the following table.

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Committee	Purpose	Composition	Committee Report
Audit Committee	The Audit Committee’s purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each of Mmes. Ainsworth and Hawes and Mr. Segner qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (the “SEC”). No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on pages 21-22.
Compensation Committee	The Compensation Committee’s purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.	The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 44.
Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee’s purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, develop and maintain our Corporate Governance Principles, oversee the annual evaluation of the Board and its committees and review our approach to environment, social and governance matters.	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees and number of meetings held during 2020 are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Anne-Marie N. Ainsworth	t	Member		Chair
D. Bradley Childers
Gordon T. Hall	t		Member	Member
Frances Powell Hawes	t	Chair		Member
J.W.G. Honeybourne	t		Member	Member
James H. Lytal	t		Chair	Member
Leonard W. Mallett	t		Member
Jason C. Rebrook
Edmund P. Segner, III	t	Member
Number of Meetings Held in 2020		4	6	5

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The Board met ten times in 2020. Each director who served during 2020 and is standing for re-election attended at least 95% of the meetings of the Board and Board committees on which he or she served during 2020. Jeffery D. Hildebrand, who served on the Board as JDH’s Representative Director, attended 67% of the meetings of the Board in 2020. Mr. Hildebrand resigned in July 2020, at which time Mr. Rebrook was elected as JDH’s Representative Director. The independent directors met in executive session regularly in 2020, and Mr. Hall presided over such executive sessions. Directors are also encouraged to attend each annual meeting of stockholders, and in 2020, all of our then-serving directors attended the meeting.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including those listed in the chart below. The involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities.

Full Board

●    Strategic, financial and execution risk associated with the annual performance plan and long-term plan, including major operational and sustainability initiatives

●    Risks associated with capital management, including financing, dividends and capital expenditures

●    Mergers, acquisitions and divestitures

●    Major litigation, disputes and regulatory matters

●    Management succession planning

●    Cybersecurity risk and prevention

●    Risks associated with climate change and sustainability

Audit Committee

●    Financial reporting, accounting, disclosure and internal controls, including oversight of the internal and independent audit functions

●    Oversight of the enterprise risk management process for identifying key risks and assessing management’s response

●    Compliance, litigation and tax regulatory matters

Compensation Committee

●    Risks related to the overall effectiveness and cost of the Company’s compensation and benefit programs

●    Risks associated with the design of executive compensation, including a mix of short-term and long-term incentive compensation that does not encourage excessive risk-taking

●    Performance management as it relates to our executive officers

●    Risks associated with human capital management

Nominating and Corporate Governance Committee

●    Risks associated with corporate governance and board composition and effectiveness and director succession planning

●    Monitoring and disclosure of material governance, safety, environmental and social risks and integration of company-wide response

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Brooks, Hall, Honeybourne and Lytal served on the Compensation Committee in 2020. There are no matters relating to interlocks or insider participation that we are required to report.

RELATED PARTY INFORMATION

Related Party Policy and Practices. We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires a review by our Financial Reporting Department of any related party transactions on a quarterly basis. In the event the Company becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related party transaction:

●	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;
●	whether there are any compelling business reasons for the Company to enter into the transaction;
●	whether the transaction would impair the independence of an otherwise independent director; and
●	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

Related Party Transactions During 2020. On August 1, 2019, the Company and Archrock Services, L.P., a wholly owned subsidiary of the Company, acquired substantially all of the assets of Elite Compression Services, LLC (“Elite”), a portfolio company of JDH Capital Company (“JDH Capital,” and together with its affiliates, “JDH”), resulting in the issuance of 21,656,683 shares of Archrock’s common stock to JDH. JDH Capital is a private investment firm controlled by our former Director Jeffery D. Hildebrand, Executive Chairman and Founder of Hilcorp, which is one of Archrock’s customers.

As of March 3, 2021, JDH and its affiliates owned 11.5% of the outstanding shares of our common stock. JDH Capital has the right to designate one director to Archrock’s Board (the “Representative Director”) for so long as JDH or its successors (together with all affiliates of such person) continue to hold, on an aggregate basis, at least 7.5% of the then-issued and outstanding shares of our common stock. As indicated in his bio on page 6, Jason C. Rebrook, who was elected to the Board in July 2020 as JDH’s Representative Director, is Chief Executive Officer of Harvest Midstream Company, a Hilcorp affiliate.

In the normal course of business, the Company and its affiliates provide Hilcorp, Harvest and certain other Hilcorp affiliates with contract operations services and aftermarket parts at standard market rates. For fiscal year 2020, the Company realized revenue of approximately $40.3 million from transactions with Hilcorp, Harvest and their affiliates and made payments of approximately $75,000 to such companies.

Pursuant to the Elite Acquisition, and ongoing transactions with Hilcorp, Harvest and their affiliates, Mr. Rebrook is deemed not independent. Therefore, the Board may request that Mr. Rebrook recuse himself from discussions that would reasonably be expected to result in a conflict of interest, including (without limitation) matters relating directly to Hilcorp, Harvest or any of their Affiliates, as well as pricing discussions specific to the areas in which they operate.

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DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending director compensation to the full Board for approval. Director compensation is designed to ensure the Company can attract and retain outstanding directors who meet the qualifications outlined in the Board’s Corporate Governance Principles, ensure alignment with long-term stockholder interests and recognize the substantial time commitments associated with service on the Board.

The independent members of the Board are compensated in cash and equity. Mr. Hall received additional cash compensation to reflect his additional responsibilities as Chairman of the Board. Messrs. Childers, Hildebrand and Rebrook did not receive compensation for service on the Board. In December 2020, the Board determined to provide cash and equity compensation to Mr. Rebrook effective January 1, 2021, in the same amounts provided to all other directors.

In evaluating director compensation for 2020, the Compensation Committee considered data provided by the independent compensation consultant, which included data derived from the proxy statements of our peer companies and the National Association of Corporate Directors Compensation Survey for energy industry companies with revenues between $650 million and $2.9 billion. The review indicated that the structure of our director compensation program was consistent with our peer group, however, our typical director compensation fell just below the peer group 50th percentile. The Compensation Committee took into consideration indicators of a softening market and determined in December 2019 to approve no changes in the structure of the program and no increase in director compensation for 2020. However, in late 2020, the Compensation Committee reviewed the increased risk oversight responsibilities of the Audit and Nominating and Corporate Governance Committees as a result of the pandemic and our environmental, social and governance initiatives, respectively, and approved a modest increase in the chair retainers as described below.

Cash Compensation. Each independent director earned an annual cash retainer (the “Base Retainer”) for his or her service during 2020. The Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in arrears in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

Impact of COVID-19 on Cash Compensation. Effective with the second quarter of 2020, the Compensation Committee determined to temporarily reduce all cash retainers by 25% due to the economic impact of the pandemic.

Effective with the fourth quarter of 2020 and based on increased responsibilities, the Compensation Committee increased the Audit Committee chair retainer from $20,000 to $22,500 per annum and the Nominating and Governance Committee chair retainer from $15,000 to $20,000 per annum, both reduced by 25% due to the pandemic, as indicated in the chart below.

		2020 Director Compensation
Description of Remuneration	2019 Total	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	2020 Total
Base Retainer	90,000	22,500	16,875	16,875	16,875	73,125
Additional Retainers
Chairman of the Board	100,000	25,000	18,750	18,750	18,750	81,250
Audit Committee Chair	20,000	5,000	3,750	3,750	4,219	16,719
Compensation Committee Chair	20,000	5,000	3,750	3,750	3,750	16,250
Nominating and Corporate Governance Committee Chair	15,000	3,750	2,813	2,813	3,750	13,126

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Equity-Based Compensation. On January 23, 2020, the Compensation Committee approved the grant of restricted stock to each independent director with a grant date value equal to approximately $130,000. The number of shares awarded was determined based on the market closing price of our common stock on the grant date ($9.09) and resulted in the award of 14,301 restricted shares to each independent director. The 2020 equity award was one-quarter vested on the grant date, and on each of June 1, September 1 and December 1, 2020.

Stock Ownership Requirements. Our stock ownership policy requires each independent director to own an amount of our common stock equal to at least five times the Base Retainer amount (which currently equals $450,000 of our common stock) within five years of his or her election to the Board. We measure the stock ownership of our directors annually as of each June 30. All directors are in compliance with our stock ownership policy.

Director Stock and Deferral Plan. Under our Directors’ Stock and Deferral Plan (the “Directors’ Plan”), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock. Mr. Brooks elected to participate in the Directors’ Plan during 2020.

Total Compensation. The following table shows the total compensation paid to each non-employee director for his or her service during 2020. As shown below, excluding our Chairman of the Board, the equity (at-risk) portion of compensation is greater than 50% of each director’s total compensation.

Director	Fees Earned in Cash ($)	Fees Earned in Stock ($)	Stock Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Anne-Marie N. Ainsworth	86,250	—	129,996	4,665	220,911
Wendell R. Brooks [3]	18,281	54,844	129,996	7,524	210,645
Gordon T. Hall	154,375	—	129,996	4,665	289,036
Frances Powell Hawes	89,844	—	129,996	4,665	224,505
Jeffery D. Hildebrand [4]	—	—	—	—	—
J.W.G. Honeybourne	73,125	—	129,996	4,665	207,786
James H. Lytal	89,375	—	129,996	4,665	224,036
Leonard W. Mallett [4]	—	—	—	—	—
Jason C. Rebrook [4]	—	—	—	—	—
Edmund P. Segner, III	73,125	—	129,996	4,665	207,786

1 Represents the grant date fair value of our common stock calculated in accordance with ASC 718.

2 Represents the payment of dividends on unvested restricted stock and unvested restricted stock units acquired under the Directors’ Plan.

3 Pursuant to his election to participate in the Directors’ Plan, 75% of Mr. Brooks’ retainer was paid in the form of restricted stock units with deferred delivery; such units also earned dividend equivalent rights, which were paid as and when dividends were paid to stockholders, reflected in “All Other Compensation”. Mr. Brooks retired from the Board in January 2021.

4 Mr. Hildebrand, who resigned from the Board in July 2020, and Mr. Rebrook, who was elected to the Board in July 2020, were not compensated for Board service. Mr. Mallett was elected to the Board in January 2021.

MANAGEMENT SUCCESSION PLANNING

Succession planning is a critical Board function. The Board considers our business strategy in evaluating the skills and experience necessary for us to achieve our objectives. With input from our Chief Executive Officer, the Board routinely reviews management talent and leadership development and is actively engaged in succession planning. The Board has adopted a succession policy in the event of an unanticipated vacancy in the Chief Executive Officer position.

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COMPANY MANAGEMENT TEAM

The following provides information regarding our executive and senior leadership officers as of March 3, 2021. Information concerning the business experience of Mr. Childers is provided under “Nominees for Director” in this Proxy Statement.

Douglas S. Aron

Age 47

Senior Vice President and Chief Financial Officer since August 2018

Mr. Aron previously served as Executive Vice President and Chief Financial Officer of HollyFrontier Corporation (an independent petroleum refiner and marketer of petroleum products) from July 2011 to March 2017. Prior to Frontier Oil Corporation’s merger with Holly Corporation in July 2011, Mr. Aron served Frontier as Executive Vice President and Chief Financial Officer, from January 2009, as Vice President of Corporate Finance, from May 2005 to December 2008 and as Director of Investor Relations, from March 2001 to May 2005. He most recently served as Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. (a North America oilfield services company) from April to September 2017. He also serves as an officer and director of certain other Archrock subsidiaries. Mr. Aron holds a Bachelor of Journalism from the University of Texas and an M.B.A. from the Jesse H. Jones Graduate School of Business at Rice University.

Donna A. Henderson

Age 53

Vice President and Chief Accounting Officer since January 2016

Ms. Henderson served as Vice President, Accounting, of our primary operating subsidiary since August 2015. From April 2013 until June 2015, she served as Vice President and Chief Accounting Officer of Southcross Energy Partners GP, LLC (a provider of natural gas gathering, processing, treating, compression and transportation services). From September 2011 to December 2012, she was the Vice President and Chief Audit Executive of GenOn Energy, Inc. (a wholesale electric generator that merged into NRG Energy). Prior to that position, Ms. Henderson served as Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from July 2005 to September 2011, and held various other leadership roles within the accounting department of that organization since September 2000. From 1996 to 2000, Ms. Henderson held various accounting positions with Lyondell Chemical (a manufacturer of chemicals and polymers). Ms. Henderson began her career with accounting firms Deloitte & Touche LLP and KPMG LLP. She also serves as an officer of certain Archrock subsidiaries and is a member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation. Ms. Henderson holds a B.B.A. in Accounting from Eastern New Mexico University and is a member of the American Institute of Certified Public Accountants.

Stephanie C. Hildebrandt

Age 56

Senior Vice President, General Counsel and Secretary since August 2017

Ms. Hildebrandt was a partner of global law firm Norton Rose Fulbright from February 2015 to July 2017. She previously served as the Senior Vice President, General Counsel and Secretary of Enterprise Products Partners L.P. (“Enterprise”, a publicly traded pipeline and infrastructure company and consumer energy service provider) from May 2010 to December 2014 and held various other roles at Enterprise. Ms. Hildebrandt has served as a member of the Tulane Center for Energy Law Advisory Board since 2019; as a member of the executive council, since 2020, and advisory council, since 2014, of the Kay Bailey Hutchison Center for Energy, Law & Business at the University of Texas; and as a member of the University of St. Thomas President's Advisory Board since 2016. She previously served as director and member of the audit committee of WildHorse Resource Development Corporation (an independent oil and natural gas resource company) from December 2017 until it was acquired in February 2019, and for a portion of her tenure, as chair of the compensation committee; director and member of the conflicts committee of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP (owner and operator of midstream natural gas assets in the Appalachian Basin) from March 2016 until it was acquired in July 2018; and director, chair of the compensation committee and member of the nominating and governance committee of TRC Companies, Inc. (a global consulting, engineering and construction management firm serving the oil and gas industry) from December 2014 until it was acquired in June 2017. Ms. Hildebrandt also serves as an officer and director of certain other Archrock subsidiaries. Ms. Hildebrandt earned a B.S. in Foreign Service from Georgetown University and a J.D. from Tulane University Law School.

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Jason G. Ingersoll

Age 50

Senior Vice President, Sales since February 2018 and Operations Support since June 2020

Mr. Ingersoll served as Senior Vice President, Marketing and Sales of Archrock since February 2018 after having served as Vice President from November 2015 to February 2018. He served as Vice President, Sales of our predecessor subsidiary Exterran Energy Solutions, L.P. (“EESLP”) from October 2013 to November 2015. Mr. Ingersoll held positions of increasing responsibility with EESLP, including as Regional Vice President, from January 2012 through October 2013, Business Unit Director from March 2009 through January 2012. Mr. Ingersoll joined us through our predecessor subsidiary Universal Compression, Inc. where he held positions of increasing responsibility including Country Manager of China. He also serves as an officer of certain Archrock subsidiaries. Mr. Ingersoll earned a B.S. in Mechanical Engineering from Texas A&M University.

Elspeth A. Inglis

Age 52

Senior Vice President and Chief Human Resources Officer since October 2019

Ms. Inglis joined Archrock in October 2019. She most recently served as Vice President, Culture Integration at Baker Hughes.  From 2013 to 2017, she served at GE Oil and Gas as Head of Human Resources, Downstream Technology Services (a global manufacturing business).  Ms. Inglis worked for Reliance Industries from 2011 to 2013 as Vice President, Human Resources supporting the startup operations for their US unconventional shale gas business. From 2002 to 2009, she served in positions of increasing responsibility at CGG (a geophysical services company) including Marine Human Resource Manager and Vice President Human Resources, Western Hemisphere in Houston and Senior Vice President Geophysical Services based in Paris.   She served as a Human Resource Manager for Enron Corp. from 1999 to 2001 in both London and Houston.  She serves on the board of directors human resource committee of Catholic Charities and is an advisory board member of Workforce Next. She also serves as an officer of certain Archrock subsidiaries. Ms. Inglis is a member of the Chartered Institute of Personnel and Development (UK) and holds her SPHR HR certification (US).

Eric W. Thode

Age 55

Senior Vice President, Operations since February 2020

Mr. Thode served as Vice President, Operations since October 2018, having previously served as Vice President and Business Unit Director of the South Texas Business Unit of Archrock Services, L.P., our wholly owned operating subsidiary, since mid-2018 and December 2014, respectively. He was Business Unit Director of the Barnett Business Unit from June 2012 to December 2014. Mr. Thode also previously served as Director, Business Development, negotiating alliance contracts that generated over $100 million in annual revenue. Mr. Thode has worked with us and our predecessor subsidiaries, EESLP and UCI, since 2004. Prior to joining us, Mr. Thode worked at Enron Corporation as Director, Public Relations from 1999 to 2004 and at TEPPCO Partners as Manager, Government and Public Affairs from 1991 to 1999. Mr. Thode holds a B.S. in Economics and a Master of Public Administration from Texas A&M University.

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STOCK OWNERSHIP

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about beneficial owners, known by us as of March 3, 2021, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class [1]
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	22,143,253 [2]	14.5%
JDH Capital Holdings, L.P. 1111 Travis Street Houston, Texas 77002	17,556,683 [3]	11.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	15,970,976 [4]	10.5%
Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	11,386,968 [5]	7.5%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	10,051,380 [6]	6.6%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	8,054,449 [7]	5.3%

1 Reflects shares of common stock beneficially owned as a percentage of approximately 153 million shares of common stock outstanding as of March 3, 2021.

2 Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on January 26, 2021. BlackRock, Inc. has sole voting power over 21,546,144 shares and sole dispositive power over 22,143,253 shares.

3 Based on a review of the Schedule 13D/A filed on March 5, 2021, by JDH Capital Holdings, L.P. (“JDH Holdings”). JDH Holdings shares voting and dispositive power over all shares with JDH Capital Company (“JDH Capital”), Hildebrand Enterprises, LP (“Hildebrand Enterprises”), Hildebrand Enterprises Company (“Hildebrand Company”), Melinda B. Hildebrand and Jeffery D. Hildebrand. The principal business of JDH Capital is to manage investments and to serve as the general partner of JDH Holdings and other affiliated entities. The principal business of Hildebrand Enterprises is to serve as a holding company of energy-related and other operating companies and investments and as the sole limited partner of JDH Holdings. The principal business of Hildebrand Company is to serve as the general partner of Hildebrand Enterprises. The principal business occupation of Mrs. Hildebrand is investments. The principal business occupation of Mr. Hildebrand is investments and to serve as Executive Chairman and founder of Hilcorp Energy Company and President and Chief Executive Officer of Hildebrand Enterprises.

4 Based solely on a review of the Schedule 13G/A filed on February 10, 2021 by The Vanguard Group, Inc. on behalf of itself and the following subsidiaries (collectively, “Vanguard”): Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard

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Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. Vanguard does not have sole power to vote any of the shares reported, but has shared voting power over 152,133 shares. Vanguard has sole dispositive power over 15,698,561 shares and shared dispositive power over 272,415 shares.

5 Based solely on a review of the Schedule 13G filed by Earnest Partners, LLC on February 16, 2021. Earnest Partners, LLC has sole voting power over 8,369,328 shares and sole dispositive power over 11,386,968 shares.

6 Based solely on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2021, which provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional and its subsidiaries (collectively, “Dimensional”) may act as an adviser, sub-adviser and/or manager to certain Funds. Dimensional possesses sole voting power over 9,689,789 shares and sole dispositive power over the 10,051,380 shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

7 Based solely on a review of the Schedule 13G filed by Invesco Ltd. on February 16, 2021. Invesco Ltd., in its capacity as a parent holding company to its investment advisers (Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco Capital Management LLC), may be deemed to beneficially own the shares. Invesco Ltd. has sole voting power over 7,998,985 shares and sole dispositive power over 8,054,449 shares.

OWNERSHIP OF MANAGEMENT

The following table provides information, as of March 3, 2021, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each individual listed below is c/o Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock [1]	Right to Acquire Stock	Indirect Ownership [2]	Total Ownership	Percent of Class
Non-Employee Directors
Anne-Marie N. Ainsworth	71,904	—	—	—	71,904	*
Gordon T. Hall	208,074	—	—	—	208,074	*
Frances Powell Hawes	71,904	—	—	—	71,904	*
J.W.G. Honeybourne	114,210	—	—	—	114,210	*
James H. Lytal	71,904	—	—	—	71,904	*
Leonard W. Mallett	—	—	—	—	—	*
Jason C. Rebrook	—	—	—	—	—	*
Edmund P. Segner, III	74,476	—	—	—	74,476	*
Named Executive Officers
D. Bradley Childers	1,077,119	330,393	—	1,360	1,408,872	*
Douglas S. Aron	156,163	76,181	—	—	232,344	*
Stephanie C. Hildebrandt	99,420	65,861	—	—	165,281	*
Jason G. Ingersoll	96,949	47,454	—	—	144,403	*
Eric W. Thode	32,215	34,177	—	2,025	68,417	*
All directors and current executive officers as a group (14 persons)	2,108,084	574,578	—	3,385	2,686,047	1.76%

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* Less than 1%

1 For executive officers, includes unvested restricted stock awards from annual grants that vest minimally over a three-year period from the date of grant. Officers and directors have voting power and, once vested, dispositive power.

2 For Mr. Childers, includes shares previously acquired under our 401(k) Plan and, since February 2014, the 401(k) Plan's dividend reinvestment on previously acquired shares; for Mr. Thode, includes shares held by immediate family members for which he shares dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors and officers are required to file reports of holdings and transactions in Archrock stock with the SEC on a timely basis. Based on our records and other information, in 2020 Mr. Brooks’ acquisition of stock (with deferred delivery) as a participant in the Directors’ Plan, was filed late due to an administrative error. In addition, the February 2020 certification of performance awards was reported upon vesting and payout of the units in August 2020; this was an administrative error and was considered a late filing for each of Messrs. Childers and Ingersoll. We believe all other filing requirements of Section 16(a) of the Exchange Act were met by our officers and directors.

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PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2020. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all meetings of the Audit Committee in 2020 as well as our 2020 Annual Meeting of Stockholders. For additional information concerning the Audit Committee and its activities with Deloitte, see “Pre-Approval Policy” and “Report of the Audit Committee” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

The Board recommends a vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

VOTE REQUIRED

Ratification of Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” ratification must exceed the number of shares voted “against” ratification. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2020 and 2019.

Types of Fees	2020	2019
	(In thousands)
Audit fees [1]	$1,595	$1,650
Audit-related fees [2]	240	285
Tax fees [3]	125	35
All other fees	—	—
Total	$1,960	$1,970

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1 Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting and assistance with and review of documents filed with the SEC.

2 Audit-related fees include fees billed by our independent registered public accounting firm primarily related to issuance of comfort letters.

3 Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (a) the SEC to implement the Sarbanes-Oxley Act of 2002, and (b) the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2020 were pre-approved pursuant to this policy.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Archrock’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Archrock’s website at www.archrock.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte, Archrock’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Archrock’s internal control over financial reporting. Archrock published these reports in its Annual Report on Form 10-K for the year ended December 31, 2020, which it filed with the SEC on February 23, 2021. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Archrock’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Archrock’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Archrock’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

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In this context, the Audit Committee discussed with Archrock’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Archrock’s internal controls, and the overall quality of Archrock’s financial reporting. Management represented to the Audit Committee that Archrock’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Archrock’s Board, and the Board has concurred, that (a) the audited financial statements be included in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC; (b) Deloitte meets the requirements for independence; and (c) the appointment of Deloitte for 2021 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

Frances Powell Hawes, Chair

Anne-Marie N. Ainsworth

Edmund P. Segner, III

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of Archrock, except to the extent that Archrock specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

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PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, our stockholders are provided the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2020.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

BOARD RECOMMENDATION

The Board has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Archrock, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2020, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation table and the other related tables and disclosure.”

VOTE REQUIRED

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” approval must exceed the number of shares voted “against” approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

Consistent with the results of our stockholders’ most recent vote on the frequency of future “say on pay” votes, our Board has determined to hold future “say on pay” advisory votes on executive compensation on an annual basis. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2022 Annual Meeting of Stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS CONTENTS

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EXECUTIVE SUMMARY

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis that follows focuses on compensation earned during 2020 by our Chief Executive Officer, Chief Financial Officer and our other executive officers whom we refer to as "Named Executive Officers". It also summarizes our executive compensation philosophy, each element of compensation, and how each element supports our compensation objectives and corporate strategy. Our compensation program is designed to balance rewards and risks, drive performance and sustain long-term stockholder value. Our 2020 Named Executive Officers were as follows:

D. Bradley Childers	Douglas S. Aron	Stephanie C. Hildebrandt	Jason G. Ingersoll	Eric W. Thode
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President, General Counsel and Secretary	Senior Vice President, Sales and Operations Support	Senior Vice President, Operations

2020 PERFORMANCE HIGHLIGHTS AND RESPONSE TO COVID-19

At the onset of the COVID-19 pandemic, our management team and Board modified our 2020 strategy to add heightened focus on the following objectives: protect employees, reduce expenses, preserve revenue, and maintain our dividend program. We met these objectives and delivered solid performance against our 2020 business plan and long-term strategic goals.

Financial and Operational

●    In response to the precipitous drop in demand in the first quarter of 2020, a direct result of the COVID-19 pandemic, we significantly reduced investment in new equipment, resulting in a 64% reduction from 2019 in our 2020 total capital spending.

●    We achieved an 11% improvement in selling, general and administrative expenses through discretionary spending reductions, by right-sizing our organization and through temporary reductions in base salaries for all salaried employees and directors’ cash retainers.

●    With aggressive cost management, we increased our contract operations gross margin by 320 basis points to 65% in 2020 compared to 2019.

●    Through these actions, we managed 2020 Adjusted EBITDA to $415 million, roughly flat year-over-year, despite a 9% reduction in 2020 revenue compared to 2019 (see “Annual Performance-Based Incentive Compensation”).

●    In late 2019, we refinanced our debt and extended maturities into 2028, and in late 2020, we issued an additional $300 million of senior notes in a tack-on bond offering. This leverage neutral transaction enhances our financial flexibility over the next several years.

●    We generated free cash flow and maintained our dividend program, paying a total of $89 million in dividends to our stockholders, a year-end yield of 6%, while also reducing debt by $155 million. Cash available for dividend coverage remains well above our 2x target at approximately 2.9x.

Strategic

●    We believe our work over the past several years to high-grade our operations and our equipment reduced the number of equipment returns during 2020.

●    We continued to execute on our strategic goal of divesting certain non-core assets. We completed sales of compression and other assets totaling over $52 million. These transactions further our long-term objective to focus on larger compression horsepower and continue to standardize and reduce the average age of our compression fleet.

●    We continued to advance our cloud-based technology initiative that will ultimately streamline and modernize virtually every aspect of our business. During the year, we converted our payroll and human resource functions and we continue to work on transitioning key operations support functions. When fully implemented, we intend for this initiative to facilitate additional data gathering that may inform and direct our future goals for environmental performance and sustainability.

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Human Capital

●    Safety, a metric in our short-term incentive program for past 14 years, continues to be an operational priority. Our TARGET ZERO® program, which includes comprehensive safety and environmental procedures and the necessary training and tools, also empowers every employee to stop the job.

●    Our executive management team took swift action to protect employee well-being in response to the pandemic, establishing a multidisciplinary team, with representation from human resources, health safety and environment (“HSE”), facilities and information technology, to develop a pandemic response plan. We implemented comprehensive protocols to protect the health and safety of our employees, customers and communities, including contactless parts pickup for field employees and customers and mandated social distancing and additional personal protection equipment requirements in the field. We adopted remote work for corporate employees and all non-essential travel was stopped. Employees began returning to the office, capped at 50% capacity, in the latter part of 2020, with daily temperature checks, increased signage, sanitizer, fresh air flow, personal protective equipment and additional cleaning services at all office locations.

●    Management provided frequent updates to the Board throughout the year and communicated weekly with employees regarding the impact of the pandemic on the oil and gas market, our Company and our employee population.

●    In response to an energy market that was moderating prior to the pandemic, we initiated the difficult process of right-sizing our work force; we accelerated these efforts as a result of COVID-19. As the backbone of our organization, every reduction in the field and in our shops was carefully considered, and efforts were made to relocate employees where feasible.

●    We are assessing our approach to diversity and inclusion and, based on those findings, will undertake to change or adopt programs and policies to ensure we continue to attract a diversity of ideas and innovation.

Climate Change and Sustainability

●    Despite the financial and operational challenges faced in the past year, we prioritized our focus on environmental and social issues. We formed a cross-functional internal Sustainability Committee, comprised of subject matter experts from our HSE, operations, reliability engineering, sales, human resources, investor relations and legal functions. The Sustainability Committee reports quarterly to our executive leadership team and is responsible for coordination of our data collection and analysis. In addition, this committee reviews and recommends environmental and social initiatives and practices to support our approach to sustainability, consistent with our mission and values.

●    In 2020, our Board enhanced its oversight of environmental, social and governance issues (see “The Board’s Role in Risk Oversight”).

●    Our 2019 Sustainability Report, published in 2020 and available at www.archrock.com, is our first that adheres to the SASB standards for midstream service providers.

Executive Compensation

The Compensation Committee took the following actions in response to the financial challenges created by the pandemic:

●    Base Salaries. Temporarily reduced the base salary of our Chief Executive Officer by 25%, the base salaries of all other salaried employees by 10% and the cash retainers paid to the members of our Board by 25%.

●    2020 Incentive Program. The Adjusted EBITDA performance target was not reduced despite the impact of the pandemic as well as the downturn in the oil and gas industry during 2020; however, operating unit results were equalized to eliminate the disparate impact of the downturn on certain business units.

●    2020 Performance-Based Long-Term Incentive Awards. In consideration of the impact of the pandemic on all stockholders, no changes were made to the performance factors and payout criteria of performance-based equity awards granted in the first quarter of 2020; these awards are based on three-year growth in cash available for dividend and three-year relative total shareholder return.

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MOST RECENT SAY ON PAY VOTE AND HISTORICAL PROGRAM CHANGES

At our 2020 Annual Meeting of Stockholders, our 2019 executive compensation program received a stockholder approval rating of approximately 94%. Our Compensation Committee values the feedback it has received from our stockholders, and it took into consideration this overwhelming support of our program. Based in part upon feedback from our stockholders, the Compensation Committee has made the following enhancements to our executive compensation program over the past three years:

The Compensation Committee remains committed to the ongoing evaluation of our executive compensation program, taking into consideration market trends, best practices, industry conditions, our performance and feedback received from our stockholders.

OUR BEST PRACTICES

Our executive compensation program provides balanced incentives and does not promote risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has incorporated several stockholder-aligned compensation governance practices into our executive compensation program, including:

Governance

•     100% independent directors on the Compensation Committee

•     Independent compensation consultant engaged by the Compensation Committee

•     Annual review and approval of our compensation strategy and program design by the Compensation Committee, including an annual market best practices and peer group review

Compensation Program Design

•     Includes a mix of short- and long-term compensation, with a majority of executive compensation at risk based on company performance

•     No “single trigger” change of control benefits

•     No tax gross-ups for change of control benefits or other executive compensation arrangements

•     Extremely limited perquisites

Policies

•     Minimum of three-year vesting for equity awards to our executive officers

•     Stock ownership guidelines for executive officers and directors

•     Adoption of policies related to executive compensation clawback and prohibition on short sales, hedging, or pledging of our securities

Performance-Based Compensation Features

•     Safety performance is a component of our annual incentive program

•     Short-term and long-term incentive awards are based on separate performance measures

•     Three year performance periods

•     Caps on payouts of performance-based compensation

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COMPONENTS OF OUR 2020 EXECUTIVE COMPENSATION

The charts below show the target annual total direct compensation for our CEO and our other Named Executive Officers (“NEOs”) for fiscal 2020. These charts illustrate that the majority of compensation is variable (85% for our CEO and an average of 71% for our other Named Executive Officers).

CEO Target Total Direct Compensation Mix	NEO Target Total Direct Compensation Mix

CEO REALIZABLE COMPENSATION

The chart below illustrates that our CEO’s realizable compensation aligns with total stockholder return (“TSR”).* Realizable compensation includes the actual annual incentive award paid for performance during each year and the year-end face value of equity-based awards granted during the year.

* TSR derived from Standard & Poor’s Capital IQ Platform and reflects adjustments for spin-off and dividends.

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DISCUSSION OF OUR FISCAL 2020 EXECUTIVE COMPENSATION PROGRAM

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our Philosophy and Objectives		How We Accomplish Our Objectives
Pay Competitively	Attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent profitability and return for our stockholders.

Total compensation should be competitive with that of comparably-sized companies within the oilfield services and midstream sectors and, where applicable, across a variety of industries, as further described below in “How Our Compensation Committee Determines Executive Compensation.”

Pay for Performance	Provide for performance-based, variable compensation designed to motivate and reward key accomplishments.	A balance of fixed and variable compensation is considered essential for motivating performance while mitigating risk. As shown in the graphs in our executive summary, 85% of our Chief Executive Officer’s 2020 target total direct compensation and approximately 71% of our other Named Executive Officers’ 2020 target total direct compensation was variable, with realized value primarily dependent upon annual financial and operational performance as well as strategic initiatives and long-term stock price performance.
Stockholder Alignment	Align our Named Executive Officers’ compensation and our stockholders’ expectations for a profitable and sustainable long-term partnership.	Emphasis on equity-based compensation and share ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value. The Compensation Committee also believes that a competitive base salary ensures that the Company can attract and retain the level of managerial talent necessary to achieve optimal performance and profitability and, therefore, is also aligned with our stockholders' interest.

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ELEMENTS OF COMPENSATION

Our executive compensation program is designed to align our Named Executive Officers’ pay with individual and Company performance in order to achieve profitability and return for our stockholders, and to attract and retain executives with the level of expertise and experience necessary to achieve our business objectives while driving short- and long-term results. The key elements of our Named Executive Officers’ compensation and the targeted objectives of each are as follows:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	Fixed cash income Establishes a base level of compensation that is essential to attract and retain talent	✓		✓
Annual performance-based incentive compensation

Variable cash incentive award earned annually

Based upon achievement of key annual financial, operational, safety, and individual performance goals that are expected to contribute to long-term stockholder returns

		✓	✓	✓
Long-term incentive compensation ("LTI Awards")

Provided through a combination of restricted shares and performance units vesting over multiple years

Promotes stockholder alignment by tying a significant portion of executive compensation directly to stockholder value

		✓	✓	✓

HOW OUR COMPENSATION COMMITTEE DETERMINES EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers such factors as they deem relevant, including the following:

External Factors	Internal Factors
Data and analysis provided by the Compensation Committee’s independent compensation consultant	Current and past total compensation, including an annual review of base salary, short-term incentive pay and the value of LTI Awards received
Feedback provided from our stockholders and the results of our annual advisory say-on-pay vote	Company performance and operating unit performance (where applicable), as well as each executive’s impact on performance
Best practices in executive compensation	Our Chief Executive Officer’s recommendations (other than with respect to his own compensation)
Applicable macroeconomic and market considerations	Each executive’s relative scope of responsibility and potential
Individual goal setting, performance and demonstrated leadership
Internal pay equity considerations

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Role and Independence of Compensation Consultant. For 2020, the Compensation Committee engaged Pearl Meyer, an independent third-party compensation consultant, to:

●	provide data and analysis to inform the Compensation Committee in selecting an appropriate peer group;

●	provide a review of market trends in executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation; and

●	provide information on how trends in best practices, new rules, regulations and laws impact executive and director compensation practice and administration.

Following review and consultation with Pearl Meyer, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest, either currently or during 2020, results from this engagement. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

For 2020, Pearl Meyer provided analysis of data derived from (a) proxy statements filed by the companies in our peer group, as further described below, and (b) surveys of the compensation practices of companies in the energy industry and across a variety of industries, in each case with annual revenues within a reasonable and comparable range relative to Archrock. In performing its compensation analysis, Pearl Meyer generally placed more weight on the proxy compensation data for Named Executive Officers at our peer companies than on the information derived from the broader compensation surveys, where sufficient data was available.

Pearl Meyer also provided input to the Compensation Committee in their review and determination of the appropriate types and mix of LTI Awards and the performance factors and related payout percentages for performance-based compensation awarded in 2020.

2020 Peer Group. The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant. Since there are few publicly traded companies that directly match our profile, the Compensation Committee uses a peer group that includes a diverse group of midstream, oilfield services and related companies with primarily domestic operations. The analysis presented by Pearl Meyer includes a review of each company’s financial data and business profile (including geographic footprint), and includes companies considered talent competitors, companies that identify us as a peer and companies identified by proxy advisory firms as potential peers.

Executive Compensation Peer Group. Based on the timing of peer group and executive compensation review, the Compensation Committee made no changes in the peer group from 2019 for evaluating 2020 executive compensation. Characteristics of this group, in addition to the above, included:

●	companies with estimated 2019 and 2020 revenues ranging from approximately $500 million to $3.1 billion;

●	Archrock ranking is in the 70th percentile for assets and market capitalization relative to this group;

●	companies with which we may compete for technical and managerial talent and that provide an appropriate reference point for assessing the competitiveness of our executive compensation program; and

●	an appropriate number of companies to provide a blend of data that is useful for determining the general positioning of our executive compensation. Executive compensation is targeted at the median of the market data, although individual pay levels may vary from median depending upon multiple factors including individual responsibilities, impact to the organization, tenure in position and individual performance.

Our 2020 compensation peer group, selected by the Compensation Committee in consultation with Pearl Meyer, included the following companies:

Exterran Corporation	NOW Inc.	Summit Midstream Partners, LP
Forum Energy Technologies, Inc.	Oceaneering International, Inc.	Superior Energy Services, Inc.
Helix Energy Solutions Group, Inc.	Oil States International, Inc.	TETRA Technologies, Inc.
Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.	USA Compression Partners, L.P.
Newpark Resources, Inc.	SemGroup Corporation

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Long-Term Incentive Peer Group. In consultation with Pearl Meyer, the Compensation Committee made the following changes to the 2020 peer group for the evaluation of relative stock price performance for the period of January 1, 2020 through December 31, 2022:

●	removed SemGroup Corporation due to its acquisition by Energy Transfer LP in December 2019;

●	removed Superior Energy Services, Inc. due to stock exchange delisting in 2019; and

●	added Crestwood Midstream Partners L.P., based on its assets and market capitalization as well as the desire to add another midstream company.

With these changes, the following peer group was approved by the Compensation Committee for 2020 performance awards that are based on relative stock price performance for the three-year performance period of January 1, 2020 through December 31, 2022:

Crestwood Midstream Partners LP	Newpark Resources, Inc.	Patterson-UTI Energy, Inc.
Exterran Corporation	NOW Inc.	Summit Midstream Partners, LP
Forum Energy Technologies, Inc.	Oceaneering International, Inc.	TETRA Technologies, Inc.
Helix Energy Solutions Group, Inc.	Oil States International, Inc.	USA Compression Partners, L.P.
Helmerich & Payne, Inc.

Archrock ranked between the 50th and 75th percentiles for estimated 2020 revenues, assets, and market capitalization relative to the peer group.

Role of Management. The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

●	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are based on analysis provided by our independent compensation consultant and are consistent with our business strategies;

●	preparing and distributing materials for Compensation Committee review and consideration;

●	recommending corporate performance goals on which performance-based compensation will be based; and

●	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the individual performance of our Named Executive Officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which the Compensation Committee considers along with the other factors discussed above.

BASE SALARY

Based on the competitive positioning of our Named Executive Officers' base salaries as compared to the data provided by our independent compensation consultant, market conditions and individual performance, the Compensation Committee determined that Messrs. Childers, Aron and Ingersoll and Ms. Hildebrandt were appropriately positioned. The Compensation Committee, therefore, approved Mr. Childers’ existing base salary and approved modest increases in base salaries for Ms. Hildebrandt and Messrs. Aron and Ingersoll, consistent with the Company’s overall merit program. In determining Mr. Thode’s increase in February 2020, the Compensation Committee took into account Mr. Thode’s performance leading to his promotion to Senior Vice President, internal equity of executive compensation and the positioning of his salary relative to market data.

Impact of COVID-19 on 2020 Base Salaries. Due to the negative impact of the pandemic on the oil and gas industry and at the recommendation of Mr. Childers to reduce costs and improve cash flow, in April 2020, the Compensation Committee approved the entry into a compensation letter with each Named Executive Officer under which each executive agreed to a 10% reduction (25% in the case of Mr. Childers) in base salary, effective as of June 7, 2020 (the “Compensation Letters”).

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The following chart lists each executive’s annualized 2019 base salary, merit increase percentage determined in early 2020, new 2020 base salary in effect through June 7, 2020 (the “Pre-Reduction Base Salary”), the percentage reduction due to the pandemic, and the post-reduction base salary effective as of June 7, 2020.

	2019	2020
Name	Base Salary ($)	Merit Increase (%)	Pre-Reduction Base Salary ($)	Pandemic Reduction (%)	Post-Reduction Base Salary ($)
Childers	875,000	—	875,000	25.0	656,250
Aron	450,000	2.2	460,000	10.0	414,000
Hildebrandt	410,000	2.4	420,000	10.0	378,000
Ingersoll	350,000	2.9	360,000	10.0	324,000
Thode	300,000	16.7	350,000	10.0	315,000

ANNUAL PERFORMANCE-BASED INCENTIVE COMPENSATION

During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers’ compensation for that year. In February 2020, the Compensation Committee adopted the short-term incentive program for 2020 (the “2020 Incentive Program”). Each Named Executive Officer’s potential cash payout under the 2020 Incentive Program ranged from 0% to 200% of his or her incentive target, as described below. No payouts would be made unless Company results exceeded 50% of target performance. Under the 2020 Incentive Program, the Compensation Committee determined payouts to the Named Executive Officers using the following formula:

The Compensation Committee believes Adjusted EBITDA is a comprehensive measure of financial performance, requiring focus on various components of financial and operating health, and an appropriate measure of management’s ability to run the business on an annual basis. The above formula, which in addition to a corporate-level goal includes operating unit and individual goals, is designed to create a focus on the overall success of the Company as well as the achievement of line of sight performance objectives. In addition, the Compensation Committee has retained discretion to include or exclude exceptional, non-recurring items, which could result in unintended consequences and an erroneous performance achievement to the advantage or detriment of employees, including our Named Executive Officers.

2020 Incentive Program Target. The Compensation Letters provide that in connection with the salary reduction, for purposes of calculating any other payments or benefits, the Company shall apply the Pre-Reduction Base Salary. Therefore, each Named Executive Officer’s cash incentive target was a specified percentage of Eligible Earnings during 2020 as defined in the footnote below. The table below presents each Named Executive Officer's 2020 cash incentive target as a specified percentage of his or her Eligible Earnings and a potential payout assuming the achievement of results at 100%.

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		2020 Incentive Program Target
Name	2020 Eligible Earnings ($)[1]	Percent (%) of Eligible Earnings	($) [2]
Childers	908,654	120	1,090,385
Aron	475,000	75	356,250
Hildebrandt	433,462	70	303,423
Ingersoll	371,154	70	259,808
Thode	350,000	70	245,000

1 Each Named Executive Officer’s Eligible Earnings includes (a) actual salary paid for the first seven pay periods of 2020 (based on the calendar, an extra pay cycle is included during 2020) plus (b) the Pre-Reduction Base Salary pro-rated for the remaining 20 pay cycles in 2020.

2 The 2020 Incentive Program potential payout at target assumes Company, operating unit and individual results (as discussed below) are achieved at 100%.

The incentive target for Mr. Thode was increased from 60% to 70% by the Compensation Committee in February 2020 to position his target compensation at the median of the market data and to place additional emphasis on performance-based compensation.

Company Results. The Compensation Committee set the target performance criteria for 2020 Adjusted EBITDA at $437.1 million, a 13% increase over 2019 actual performance of $387.1 million. At the time the 2020 Incentive Program was approved, the Compensation Committee considered the performance criteria at target to be a challenging goal, particularly with indications in late 2019 and early 2020 of a slowing market. The Compensation Committee considered it extremely challenging due to the macro impact of the pandemic.

Adjusted EBITDA for 2020 was achieved at approximately $415 million, which was 95% of target performance and resulted in a performance payout factor of 86.7%.

				2020 Performance
2020 Adjusted EBITDA Performance Range [1]				Achievement		Payout
Below Threshold (0% payout)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	($)	(%)	(%)
< $349.7M	$349.7M	$437.1M	$524.5M	415M	95	86.7

1 Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived and other asset impairment, restatement and other charges, restructuring and other charges, corporate office relocation costs, debt extinguishment loss, transaction-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items. See the inside cover of the 2020 Annual Report for a reconciliation of net income (loss) to Adjusted EBITDA.

Operating Unit Results. Under the 2020 Incentive Program, operating unit results, based on pre-determined objectives for safety, people, technology and operating unit financial and operational metrics were measured for each Named Executive Officer, as applicable, with the following weighting:

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	% Weighting for Each Named Executive Officer
Operating Unit Performance Factors	Childers, Aron, Hildebrandt	Ingersoll	Thode
Safety [1]	5% TRIR 5% PVIR	5% TRIR	5% Operations TRIR 5% Operations PVIR
People	10%	10%	10%
Technology	10%	10%	10%
Financial/Operational Metrics	70% Adjusted EBITDA	25% Horsepower Bookings 20% Aftermarket Services Revenue 15% Year-End Horsepower 15% Revenue per Horsepower	40% Contract Operations Results 15% Aftermarket Services Results 15% Make Ready Results

1 TRIR is total recordable incident rate and PVIR is preventable vehicle incident rate.

We have not disclosed our specific performance targets with respect to the achievement of these operating unit performance factors because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

Impact of COVID-19 on Operating Unit Results. The Company achieved Adjusted EBITDA of $415 million and delivered on its strategic and operational performance objectives. The Compensation Committee considered this an exceptional result, particularly in light of the severe impact of the pandemic on the oil and gas industry. The financial results were achieved in part due to a significant reduction in operating costs and capital spending, which had a disproportionate impact on sales and bookings. Further, the amount of horsepower returned was significantly mitigated through the efforts of our sales and operations support teams. These efforts were critical to achievement of 2020 Adjusted EBITDA and to protecting the overall health of the Company, but alternatively meant that certain operating units could not reach their targets set for the year. The Compensation Committee determined to rebalance the portion of operating unit performance associated with financial and operational performance in light of the disproportionate impact of the pandemic on certain operating units. This decision results in equal sharing of the benefit of the Company’s overall results during an unprecedented year.

The following provides additional insight into operating unit performance metrics and the performance achievement for each factor and the impact of the Compensation Committee’s decision to adjust operating unit financial and operational performance achievement due to the disparate impact of the pandemic on certain operating units.

Operating Unit Performance Factors	Percentage (%) Performance Achievement
	Childers, Aron, Hildebrandt	Ingersoll	Thode
Safety, People and Technology	67	60	67
Financial/Operational – Actual/Adjusted	85.7/100	30.1/85	85.4/100
Total Operating Unit Performance (based on Adjusted Financial/Operational performance achievement)	90.0	78.8	90.0

Individual Performance. In early 2020, the Compensation Committee approved individual performance objectives for Mr. Childers related to the Company's financial and operational performance, strategic initiatives, leadership goals and Company culture initiatives. Upon conclusion of fiscal year 2020, the Compensation Committee met with Mr. Childers to discuss his performance relative to the approved individual objectives. Thereafter, the Compensation Committee met in executive session and reported its assessment to the full Board. The Board delivered its evaluation to Mr. Childers, the result of which is summarized below and in “Executive Summary – 2020 Performance Highlights and Response to COVID-19”. The Compensation Committee considered each Named Executive Officers’ accomplishments during 2020, including implementation of operational improvements, demonstrated leadership, capital discipline, progress on sustainability data gathering, analysis and reporting and the achievement of certain milestones in connection with a multi-year technology initiative to modernize the Company’s operations.

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Following such assessments of individual performance during 2020, the Compensation Committee and Board concluded that Mr. Childers exceeded expectations, and the Compensation Committee determined that each of Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode exceeded expectations.

The Compensation Committee also considered each Named Executive Officer's (including Mr. Childers’) individual contribution toward significant strategic initiatives and accomplishments that were not specifically enumerated in the 2020 Incentive Program performance criteria but are critical to the Company’s long-term strategic objectives or became imperative due to the pandemic. Specifically, the Compensation Committee considered the following:

●	Our team delivered exceptional operational and financial performance in the midst of a sharp and unexpected industry downturn. Working with customers, our sales team stabilized operating horsepower. With reduced operating costs and a near elimination of all capital expenditures during the last three quarters of the year, expenses were brought in line with revenues.

●	In December 2020, the Company added an additional $300 million aggregate principal amount to its debt portfolio through a tack-on to our 6.25% Senior Notes issued in an aggregate principal amount of $500 million in late 2019. The tack-on offering increases our flexibility and access to capital in an uncertain market environment.

●	Despite the challenging environment for the oil and gas industry, we continued to execute on our strategy to monetize non-core assets. The proceeds of these divestitures, along with free cash flow, were used to reduce debt by approximately $155 million.

●	While a remote working environment in 2020 presented challenges from a culture development perspective, our executive leadership team provided weekly updates to employees, providing transparency regarding the challenges of and our response to the pandemic, including its impact on both the Company’s performance and employee health. The year was used to lay the groundwork for a more comprehensive attraction, development and retention program for our technical team, as well as programs to enhance diversity and inclusion.

●	In addition to the inclusion of quantitative safety metrics in our 2020 Incentive Program, our management team’s performance was evaluated based on qualitative measures related to the development during 2020 of our policy, communication strategy (including the publication of our Corporate Sustainability Report) and governance approach to environmental and social issues.

The chart below provides each Named Executive Officer’s target cash incentive, multiplied by the achievement percentages for Company performance, operating unit performance and individual performance and the payout earned.

Name	2020 Cash Incentive Target [1] ($)	Company Performance Factor (%)	X	Operating Unit Performance Factor [2] (%)	X	Individual Performance (%)	=	Performance Achievement (%)	=	Total Payout Earned ($)
Childers	1,090,385	86.7		90.0		120		93.6		1,021,000
Aron	356,250	86.7		90.0		125		97.5		347,477
Hildebrandt	303,423	86.7		90.0		110		85.8		260,437
Ingersoll	259,808	86.7		78.8		120		82.0		213,000
Thode	245,000	86.7		90.0		150		117.0		286,760

1 Assumes Company and, as applicable, operating unit results are achieved at 100%.

2 As discussed under “Impact of COVID-19 on Operating Unit Results” above, the Compensation Committee equalized all operating unit financial and operational performance achievement. Actual operating unit financial and operational performance results are provided above.

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LONG-TERM INCENTIVE COMPENSATION

During 2020, our long-term incentive program consisted of the following LTI Awards:

Award Type	LTI Mix	Features
Restricted Stock	60%

•     Time-vested awards that vest one-third per year

•     Encourages retention and incentivizes employees to work toward long-term performance goals by aligning their interests with stockholder interests

•     Dividends are paid on unvested shares as and when they are paid to our stockholders

Cash Available for Dividend (“CAD”) Performance Units	20%

•     Performance-based awards that are earned based upon achievement of growth in cash available for dividend during the three-year performance period, January 1, 2020 through December 31, 2022

•     Performance goals are intended to drive consistent stockholder returns

•     Earned units cliff-vest following conclusion of the three year performance period

•     Units are denominated in shares but settled in cash based on the stock price on the date of vesting; the awards are non-dilutive

•     Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested

Total Shareholder Return (“TSR”) Performance Units	20%

•     Performance-based awards that are earned based upon achievement of total stockholder return performance relative to our peers over a three-year performance period, January 1, 2020 through December 31, 2022

•     Performance goals are intended to drive long-term consistent stockholder value

•     Earned units cliff-vest following conclusion of the three-year performance period

•     Units are denominated in shares and settled in shares or cash based on the stock price on the date of vesting, complimentary to the underlying performance criteria and the value creation aspect of the award

•     Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested

Long-Term Incentive Plans. Grants of restricted stock and performance awards through April 30, 2020 were made under the Archrock, Inc. 2013 Stock Incentive Plan (as amended, the “2013 Stock Incentive Plan”), which was approved by our stockholders in April 2013. In April 2020, our stockholders approved the adoption of our 2020 Stock Incentive Plan. Thereafter, all awards have been made are under our 2020 Stock Incentive Plan, and no additional awards may be made under the 2013 Stock Incentive Plan. The Stock Incentive Plans are administered by the Compensation Committee.

Timing of Awards. The Compensation Committee generally establishes its schedule for making annual LTI Awards several months in advance, and does not make such awards based on knowledge of material nonpublic information. This practice results in awards typically being granted on a regular, predictable cycle. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. LTI Awards are granted and valued based on the market closing price of our common stock on the date of approval by the Compensation Committee.

Named Executive Officers' 2020 LTI Awards. In determining the grant of 2020 LTI Awards, the Compensation Committee considered the factors discussed above under “How Our Compensation Committee Determines Executive Compensation,” and also reviewed share utilization with respect to the 2013 Stock Incentive Plan, potential overhang and burn rate under various award scenarios. The Compensation Committee also considered the retention aspect of awards as well as performance metrics that balance short- and long-term objectives. The following chart provides the total value of each Named Executive Officer's 2020 LTI Award and the number of shares and units awarded (in the case of performance-based units, listed at target payout).

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Name	Target Long-Term Incentive Grant Date Value ($)	Restricted Shares (#)	CAD Performance Units (#)	TSR Performance Units (#)
Childers	4,000,000	264,026	88,008	88,008
Aron	1,000,000	66,006	22,002	22,002
Hildebrandt	800,000	52,805	17,601	17,601
Ingersoll	600,000	39,603	13,201	13,201
Thode	500,000	33,003	11,001	11,001

2020 Performance-Based LTI Awards.

CAD Performance Units. CAD Performance Units may be earned based upon growth in our cash available for dividend over the three-year performance period of January 1, 2020 through December 31, 2022 (the “CAD Performance Units”), with payout ranging from 0% to 200% of the total units granted. The percentage of each award of CAD Performance Units that may be earned at the conclusion of the performance period will be based on the achievement of the performance factor as indicated in the chart below.

	Potential Payout Based on Performance Achievement
Performance Factor	Below Threshold (0% payout)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Average Annual Growth Rate in Cash Available for Dividend [1] Calculated as the sum of the annual growth (as compared to the prior year) in cash available for dividend divided by the weighted average of common shares outstanding for the fiscal year for each of the three fiscal year performance periods, divided by three	<1.0%	1.0%	3.0%	6.0%

1 Cash Available for Dividend is defined as Adjusted EBITDA2, minus maintenance and other capital expenditures, minus cash taxes, minus cash interest.

2 Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived and other asset impairment, restatement and other charges, restructuring and other charges, corporate office relocation costs, debt extinguishment loss, transaction-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items.

At the conclusion of the three-year performance period, a number of CAD Performance Units ranging from 0% to 200% of the total number of CAD Performance Units granted will be earned. If the Company's performance falls between the levels specified in the chart, the percentage of CAD Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company's CAD performance is below the threshold level. The earned CAD Performance Units are also subject to three-year cliff vesting on January 25, 2023, subject to continued employment through the vesting date. In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned CAD Performance Unit is payable in cash based on the market closing price of our common stock on the date of vesting.

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TSR Performance Units. TSR Performance Units may be earned based upon our three-year total stockholder return (the “TSR Performance Units”), with payout ranging between 0% and 200% of the units granted. The percentage of each award of TSR Performance Units that will be earned will be determined at the conclusion of the three-year performance period of January 1, 2020 through December 31, 2022, based on the Company's TSR performance rank relative to the companies in our 2020 Long-Term Incentive Peer Group.

Potential Payout Based on Performance Achievement
	Below Threshold (0% payout)	Threshold (36% payout)	Target (100% payout)	Maximum (200% payout)
Performance Factor	Rank Based on 2020 Long-Term Incentive Peer Group

Total Stockholder Return

The Average Fair Market Value [1] at the end of the period plus dividends paid over the performance period divided by the Average Fair Market Value at the beginning of the performance period

	< 12th	12th	7th 2	1st

1 Average Fair Market Value as of any given date is the average fair market value of a share of Archrock common stock during the 20 consecutive trading dates ending on and including such date.

2 Payout at target assumes no changes in the Long-Term Incentive Peer Group. In the event a company in the Long-Term Incentive Peer Group becomes insolvent or liquidates, that company shall remain in the group, but will be moved to the lowest rank. In the event a company is acquired or merged into another company and is not the surviving company, or as a result of any other corporate transaction, such company shall be removed from the Long-Term Incentive Peer Group and the percentile payouts shall be ratably adjusted.

As discussed above, based on our ordinal rank in the Long-Term Incentive Peer Group at the conclusion of the three-year performance period, a number of TSR Performance Units ranging from 0% to 200% of the total number of TSR Performance Units granted will become earned. If the Company's TSR rank falls between the levels specified in the chart above, the percentage of TSR Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company's TSR rank is below the threshold level. The earned TSR Performance Units are also subject to three-year cliff vesting on January 25, 2023, subject to continued employment through the vesting date. In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned TSR Performance Unit is payable as a share of common stock upon vesting.

Impact of COVID-19 on 2020 Performance-Based LTI Awards. Despite the potential negative impact of the pandemic on performance achievement, the Compensation Committee determined to make no changes to the 2020 Performance-Based LTI Awards.

2018 TSR Performance Units. In 2018, the Compensation Committee awarded TSR Performance Units (the “2018 TSR Performance Units”), the payment of which is based on our stock price performance relative to our 2018 peer group over the performance period of January 1, 2018 through December 31, 2020. Archrock ranked 2nd among the 16 companies included in the comparison. Based on this result, the Compensation Committee determined that the 2018 TSR Performance Units are payable at 186% of target, subject to cliff vesting on August 20, 2021. Each 2018 TSR Performance Unit will be paid as a share of common stock or the cash equivalent based on the market closing price on the date of vesting, as follows:

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Name	Units Payable at Target	Units Payable Based on Performance
Childers	53,685	99,854
Hildebrandt	6,310	11,737
Ingersoll	4,470	8,314

Vesting of LTI Awards. All annual awards granted to employees, including our Named Executive Officers, include a minimum three-year vesting period.

Upon a Termination Due to Death or Disability. The award agreements for all outstanding equity awards provide that, upon a termination due to death or disability, the award will accelerate in full. Performance units will accelerate (a) in full based on the achievement of the applicable performance measures if such achievement has been or can be determined by the Compensation Committee in good faith as of the date of termination due to death or disability or (b) if the Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level.

Upon a Change of Control. The award agreements for all outstanding equity awards are structured as “double trigger” arrangements, that is, they provide that no portion of the award shall be subject to accelerated vesting solely upon a change of control. Instead, such awards will be subject to accelerated vesting only if a termination of the applicable executive’s employment by the Company without cause or by the executive for good reason occurs six months prior to or within eighteen months following a change of control. Performance units will accelerate (a) in full based on the achievement of the applicable performance measures as determined by the Compensation Committee in good faith as of the date of termination or (b) if the Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level.

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OTHER COMPENSATION POLICIES, PRACTICES & GUIDELINES

COMPENSATION-RELATED POLICIES

Stock Ownership Requirements. The Compensation Committee believes that stock ownership requirements closely align our Named Executive Officers’ interests with those of our stockholders by ensuring they hold a meaningful ownership stake in our Company. Our Chief Executive Officer is required to hold an aggregate amount of our common stock with a market value of at least five times his annual base salary (two times annual base salary in the case of our other Named Executive Officers). Our Compensation Committee reviews the stock ownership of our Named Executive Officers annually as of June 30. As of the date of this Proxy Statement, all Named Executive Officers subject to the stock ownership guidelines were in compliance with the guidelines.

Prohibition on Hedging and Pledging. Company policy prohibits all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities. In addition, our Named Executive Officers and directors may not pledge, hypothecate or otherwise encumber shares of the Company's common stock as collateral for indebtedness.

Executive Compensation Recoupment (“Clawback”). The Company has adopted a formal Clawback policy that allows, as applicable, the adjustment to or recovery of Performance-Based Compensation that exceeds the amount that would have been earned or paid had it been determined based on a restatement of the Company’s financial results due to material non-compliance with financial reporting requirements as a result of misconduct, including fraud or theft of Company assets. For this purpose, Performance-Based Compensation generally means all bonuses and other incentive and equity compensation (including, but not limited to, stock options), the amount, payment and/or vesting of which was calculated based on financial reporting measures. Performance-Based Compensation is deemed to be “received” in the fiscal period during which the applicable financial reporting measure is attained, even if the payment or grant occurs after the end of that fiscal period.

RETIREMENT SAVINGS, WELFARE AND OTHER BENEFITS

Our Named Executive Officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan. The Archrock 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible salary, up to the Internal Revenue Code (the “Code”) maximum deferral amount, on a pre-tax basis or on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution up to a maximum of 5% of his or her annual eligible compensation. Participants vest in our matching contributions after two years of employment.

Employee Stock Purchase Plan. The Archrock, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, the opportunity to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. Employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (a) 95% of the fair market value of a share of common stock on the offering date or (b) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 1,000,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. As of December 31, 2020, 611,707 shares remained available for purchase under the ESPP.

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Deferred Compensation Plan. The Archrock, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Archrock 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these investment elections at any time.

Health and Welfare Benefit Plans. We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, employee assistance, health savings and flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

Perquisites. The Compensation Committee has approved a de minimis amount of perquisites for our Named Executive Officers that falls below the $10,000 disclosure threshold; the Compensation Committee believes this approach to perquisites is in our stockholders’ best interest.

AGREEMENTS WITH EXECUTIVE OFFICERS

Executive Employment Letters. Each of our Named Executive Officers entered into employment letters with us, which set forth the applicable executive’s initial title, reporting relationship and compensation (the “Employment Letters”). Under the Employment Letters, each such Named Executive Officer is eligible for an annual base salary, short-term incentive target and LTI Award value, which are subject to annual review by our Compensation Committee. In addition, each Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company.

Agreements Related to Termination of Employment. We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers. Our Compensation Committee believes that severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. Our change of control agreements are structured as “double trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within six months prior to or 18 months following a change of control. See “Severance Benefit and Change of Control Arrangements” and “Potential Payments upon Termination or Change of Control” for a description of the terms of and the potential payouts under those agreements.

Impact of COVID-19 – Compensation Letters. As indicated under “Base Salary”, the Compensation Letters entered into among the Company and each Named Executive Officer in April 2020 provide for temporary salary reductions (25% in the case of our CEO and 10% for all other Named Executive Officers). Under the Compensation Letter, (a) all payments and benefits (except 401(k) contributions and benefits) shall be based on the Pre-Reduction Base Salary and (b) if the executive incurs a qualifying termination of employment under his or her severance or change of control agreement then, for purposes of calculating the applicable severance payments and benefits payable thereunder, the Company will apply the Pre-Reduction Base Salary. In addition, each Named Executive Officer agreed to waive his or her right to resign employment with us for “Good Reason” (as defined in the applicable agreement) in connection with these compensation changes. In the event of any subsequent reduction in annual base salary, the cumulative impact of such subsequent reduction and the compensation changes described in the Compensation Letter may be taken into account for determining whether “Good Reason” exists under the applicable agreement.

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RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE

Pearl Meyer performed an analysis of our compensation practices in 2020 to identify areas of compensation-related risk and risk mitigation. This analysis supports our position that our compensation practices reflect sound risk management practices and do not promote risks that are reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe executive compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for payout limits, and (b) LTI Awards with three-year minimum performance and vesting periods; we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and stockholder value.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to certain executive officers within a fiscal year. Compensation that is “performance-based” may be excluded from this limitation only if it is payable pursuant to a binding written agreement in effect on November 2, 2017 that is not materially modified. We believe that maintaining the discretion to evaluate the performance of and compensate our executive officers is an important part of our responsibilities and benefits our stockholders, even if compensation may be non-deductible under Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, the Compensation Committee expects in the future to approve compensation that is non-deductible for income tax purposes.

Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s average prior compensation. Since 2009, we have had a policy of prohibiting tax gross-ups on income attributable to change of control agreements and other executive benefit agreements, which is discussed further in “Potential Payments upon Termination or Change of Control”.

Accounting for Stock-Based and Unit-Based Compensation. We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based and unit-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based and unit-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based and unit-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our stock incentive plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

James H. Lytal, Chair

Gordon T. Hall

J.W.G. Honeybourne

Leonard W. Mallett

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COMPENSATION TABLES

SUMMARY COMPENSATION

The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. Bradley Childers	2020	782,452	—	4,245,524	—	1,021,000	74,272	6,123,248
President and Chief	2019	861,539	—	4,188,963	—	1,027,700	78,600	6,156,802
Executive Officer	2018	818,269	—	3,612,605	—	1,140,422	377,916	5,949,212
Douglas S. Aron	2020	448,462	—	1,061,376	—	347,477	50,178	1,907,493
Senior Vice President and	2019	445,192	—	966,674	—	555,100	39,345	2,006,311
Chief Financial Officer	2018	155,288	—	499,991	—	150,000	13,440	818,719
Stephanie C. Hildebrandt	2020	409,231	—	849,090	—	260,437	39,549	1,558,308
Senior Vice President,	2019	407,308	—	805,554	—	388,600	31,906	1,633,368
General Counsel and Secretary	2018	397,308	—	624,998	—	330,000	73,027	1,425,333
Jason G. Ingersoll	2020	350,385	—	636,816	—	213,000	33,020	1,233,221
Senior Vice President,	2019	347,308	—	537,032	—	325,600	33,214	1,243,154
Sales and Operations Support	2018	329,231	—	442,712	—	340,000	63,184	1,175,127
Eric W. Thode	2020	329,808	—	530,688	—	286,760	19,500	1,166,756
Senior Vice President,	2019	300,000	—	429,620	—	287,300	22,378	1,039,298
Operations

(1)	Amounts reported in this column reflect base salaries earned on a fiscal year basis.

(2)	The amounts in this column for 2020 represent the grant date fair value of (a) restricted shares of our common stock, (b) CAD Performance Units at target level and (c) TSR Performance Units at target level. The grant date fair values of the CAD Performance Units at maximum potential payout were as follows:

Name	CAD Performance Units Maximum Payout (based on $9.09 grant date fair value) ($)
Childers	1,600,000
Aron	400,000
Hildebrandt	320,000
Ingersoll	240,000
Thode	200,000

The grant date fair value of performance awards at target payout in the Summary Compensation table and at maximum payout in the above table is calculated in accordance with ASC 718.  The amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by our Named Executive Officers. For a discussion of valuation assumptions, see Note 24 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. See “Long-Term Incentive Compensation – Named Executive Officers’ 2020 LTI Awards” for the target grant date value approved by the Compensation Committee.

(3)	The amounts in this column for 2020 represent cash payments under the 2020 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2020, and were paid during the first quarter of 2021.

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(4)	The amounts in this column for 2020 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Other ($)(c)	Total ($)
Childers	14,250	60,022	—	74,272
Aron	14,250	35,928	—	50,178
Hildebrandt	14,250	25,299	—	39,549
Ingersoll	14,250	18,770	—	33,020
Thode	14,250	5,250	—	19,500

(a)	The amounts shown represent the Company’s matching contributions for 2020.

(b)	Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, and the Company made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits.

(c)	None of our Named Executive Officers received aggregate perquisites or personal benefits in excess of $10,000 during 2020.

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GRANTS OF PLAN-BASED AWARDS

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Childers	1/23/20	—	1,090,385	2,180,770	—	88,008	176,016	—	799,993
	1/27/20					88,008	176,016		997,131
	1/23/20							264,026	2,399,996
Aron	1/23/20	—	356,250	712,500	—	22,002	44,004	—	199,998
	1/23/20					22,002	44,004		261,384
	1/23/20							66,006	599,995
Hildebrandt	1/23/20	—	303,423	606,847	—	17,601	35,202	—	159,993
	1/23/20					17,601	35,202		209,100
	1/23/20							52,805	479,997
Ingersoll	1/23/20	—	259,808	519,616	—	13,201	26,402	—	119,997
	1/23/20					13,201	26,402		156,828
	1/23/20							39,603	359,991
Thode	1/23/20	—	245,000	490,000	—	11,001	22,002	—	99,999
	1/23/20					11,001	22,002		130,692
	1/23/20							33,003	299,997

(1)	The amounts in these columns show the range of potential payouts under the 2020 Incentive Program. The actual payouts under the plan were determined in February 2021 and paid in March 2021, as shown in the Summary Compensation table for 2020.

(2)	The amounts in these columns show the range of potential payouts of performance units awarded under the 2013 Stock Incentive Plan and cliff vest at the conclusion of a three-year performance period, subject to continued employment. “Target” is 100% of the number of 2020 performance units awarded. “Threshold” is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (200% of the grant). See also “Long-Term Incentive Compensation – 2020 Performance-based LTI Awards” for more information regarding these awards.

(3)	Shares of restricted stock awarded under the 2013 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(4)	The grant date fair value of performance units (at target) and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 24 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (2)
Childers	63,891		25.18	3/4/2021	501,206(3)	4,340,444	45,927(4)	397,728
							82,802(5)	717,065
							88,008(6)	762,149
							53,685(7)	464,912
							82,802(8)	717,065
							88,008(9)	762,149
Aron					117,292(3)	1,015,749	19,108(5)	165,475
							22,002(6)	190,537
							19,108(8)	165,475
							22,002(9)	190,537
Hildebrandt					99,387(3)	860,691	6,486(4)	56,169
							15,923(5)	137,893
							17,601(6)	152,425
							6,310(7)	54,645
							15,923(8)	137,893
							17,601(9)	152,425
Ingersoll					71,272(3)	617,216	4,594(4)	39,784
							10,615(5)	91,926
							13,201(6)	114,321
							4,470(7)	38,710
							10,615(8)	91,926
							13,201(9)	114,321
Thode					53,671(3)	464,791	8,492(5)	73,541
							11,001(6)	95,269
							8,492(8)	73,541
							11,001(9)	95,269

(1)	Because the options in this column were fully vested as of December 31, 2020, the vesting schedules are not reported.

(2)	Based on the market closing price of our common stock on December 31, 2020: $8.66.

(3)	Includes shares of restricted stock that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

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Name	Unvested Shares	Initial Vesting Date
Childers	71,576	8/20/19
	165,604	1/25/20
	264,026	1/25/21
Aron	13,071	8/20/19
	38,215	1/25/20
	66,006	1/25/21
Hildebrandt	14,736	8/20/19
	31,846	1/25/20
	52,805	1/25/21
Ingersoll	10,438	8/20/19
	21,231	1/25/20
	39,603	1/25/21
Thode	3,684	8/20/19
	16,984	1/25/20
	33,003	1/25/21

(4)	Includes earned performance units that vest at the rate of one-third per year beginning August 20, 2019, the initial vesting date, subject to continued service through each vesting date.

(5)	Unearned CAD Performance Units that cliff vest on January 25, 2022, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2019 through December 31, 2021.

(6)	Unearned CAD Performance Units that cliff vest on January 25, 2023, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2020 through December 31, 2022.

(7)	Unearned TSR Performance Units that cliff vest on August 20, 2021, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid were determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2018 through December 31, 2020 as described under “Long-Term Incentive Compensation — 2018 TSR Performance Units”.

(8)	Unearned TSR Performance Units that cliff vest on January 25, 2022, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2019 through December 31, 2021.

(9)	Unearned TSR Performance Units that cliff vest on January 25, 2023, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2020 through December 31, 2022.

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STOCK VESTED

The following table shows the value realized by the Named Executive Officers upon the vesting of equity awards covering our common stock during 2020. No stock options were exercised during 2020.

	Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Childers	330,878	2,564,324
Aron	32,181	259,191
Hildebrandt	55,211	412,475
Ingersoll	37,771	289,887
Thode	20,738	159,729

(1)	Includes our restricted stock and cash-settled performance units that vested during 2020.

(2)	The value realized for vested awards was determined by multiplying the fair market value of our common stock (the market closing price of our common stock on the vesting date) by the number of shares or units that vested, plus dividend equivalents attributable to the 2017 Performance Units, which were accrued over the three-year performance and vesting period and paid upon vesting, in the amount of $116,494 for Mr. Childers and $8,235 for Mr. Ingersoll. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2020.

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NONQUALIFIED DEFERRED COMPENSATION

The following table shows the Named Executive Officers’ compensation for 2020 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Childers	54,772	60,022	81,286	(14,864)	598,305
Aron	50,178	35,928	34,456	—	168,830
Hildebrandt	20,049	25,299	7,720	—	67,111
Ingersoll	13,520	18,770	15,299	—	94,936
Thode	—	5,250	4,640	—	23,617

(1)	The amounts in this column represent Company contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2020 but paid in the first quarter of 2021. These amounts are included in “All Other Compensation” in the Summary Compensation table for 2020 and in “Aggregate Balance at Last Fiscal Year End” in this table.

Under our Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 100% of their base salary and bonus. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits. The amounts deferred under each participant’s Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (a) a future date while the participant is employed by us, as specified by the participant, (b) the participant’s separation from service (within the meaning of Section 409A of the Code), including due to death, or (c) the participant’s disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

Payment of a participant’s account will be made or commence, as applicable, as follows:

●	for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant’s separation of service or, if earlier, disability and

●	for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant’s separation of service or, if earlier, disability.

The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

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SEVERANCE BENEFIT AND CHANGE OF CONTROL ARRANGEMENTS

Severance Benefit Agreements. We have entered into a severance benefit agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us without cause or by the executive for good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until notice of non-renewal is given by either party), he or she will receive a lump sum payment in cash on the 35th day after the termination date equal to the sum of:

●	his or her annual base salary then in effect plus the target annual incentive program opportunity; plus

●	a pro-rated portion of his or her target annual incentive program opportunity for the termination year based on the length of time during which he or she was employed during such year; plus

●	any earned but unpaid annual incentive program award for the fiscal year ending prior to the termination date; plus

●	a payment equal to twelve months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting as of the termination date of that portion of each of his or her outstanding unvested Archrock equity, equity-based or cash awards that was scheduled to vest on the next vesting date immediately following the termination date. In the case of outstanding performance shares or units which are based in common stock of Archrock and subject to time-based cliff vesting at the end of a three-year performance period (including the CAD and TSR Performance Units), such shares or units shall vest as follows: if the termination date occurs in the first year of the performance period, one-third of the performance units payable at target; if the termination date occurs in the second year of the performance period, two-thirds of the performance units payable at target; or if the termination date occurs in the third year of the performance period, depending on whether performance has been determined, (a) 100% of the performance units payable at target or (b) a percentage of the performance units payable at target based on actual performance.

Each executive’s entitlement to the payments and benefits under his or her severance benefit agreement is subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, each executive is subject to non-disparagement restrictions following termination.

Change of Control Agreements. We have entered into a change of control agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within six months before or 18 months following a change of control (as defined in the change of control agreements), he or she would receive a cash payment within 60 days after the termination date equal to:

●	two times (three times in the case of Mr. Childers) his or her current annual base salary plus two times (three times in the case of Mr. Childers) his or her target annual incentive program opportunity for that year; plus

●	a pro-rated portion of the target annual incentive program opportunity for the termination year based on the length of time during which the executive was employed during such year; plus

●	any earned but unpaid annual incentive program award for the fiscal year ending prior to the termination date; plus

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●	two times the total of the Company contributions that would have been credited to him or her under the Archrock 401(k) Plan and any other deferred compensation plan had he or she made the required amount of elective deferrals or contributions during the twelve months immediately preceding the termination month; plus

●	a lump-sum cash payment equal to twenty-four months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting of all his or her unvested LTI Awards.

Our change of control agreements do not provide for tax gross-ups. Instead, the agreements include a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his or her payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his or her change of control agreement is also subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, in the event an executive receives payments from the Company under his or her change of control agreement, such executive will be subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his or her employment.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table shows the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control (as applicable) occurring on December 31, 2020. The amounts shown are, as applicable, based on each Named Executive Officer’s Pre-Reduction Base Salary and assumes an Archrock common stock value of $8.66 per share, the December 31, 2020 market closing price. The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)(3)	Change of Control with a Qualifying Termination ($)(3)
D. Bradley Childers
Cash Severance	—	2,975,000	(4)	—	6,825,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	4,340,444	2,099,069		—	4,340,444
Performance Awards (7)	3,821,069	2,326,827		—	3,821,069
Other Benefits (8)	—	21,291		—	191,126
Total Pre-Tax Benefit	8,161,513	7,422,187		—	15,177,639
Douglas S. Aron
Cash Severance	—	1,150,000	(4)	—	1,955,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	1,015,749	469,203		—	1,015,749
Performance Awards (7)	712,025	347,659		—	712,025
Other Benefits (8)	—	20,266		—	140,888
Total Pre-Tax Benefit	1,727,774	1,987,128		—	3,823,662
Stephanie C. Hildebrandt
Cash Severance	—	1,008,000	(4)	—	1,722,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	860,691	417,937		—	860,691
Performance Awards (7)	691,449	396,287		—	691,449
Other Benefits (8)	—	17,720		—	114,537
Total Pre-Tax Benefit	1,552,140	1,839,944		—	3,388,677
Jason G. Ingersoll
Cash Severance	—	864,000	(4)	—	1,476,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	617,216	296,644		—	617,216
Performance Awards (7)	490,987	277,276		—	490,987
Other Benefits (8)	—	22,812		—	111,663
Total Pre-Tax Benefit	1,108,203	1,460,732		—	2,695,866
Eric W. Thode
Cash Severance	—	840,000	(4)	—	1,435,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	464,791	200,713		—	464,791
Performance Awards (7)	337,619	161,567		—	337,619
Other Benefits (8)	—	20,266		—	79,531
Total Pre-Tax Benefit	802,410	1,222,546		—	2,316,941

(1)	“Disability” is defined in the 2013 Stock Incentive Plan.

(2)	“Cause” and “Good Reason” are defined in the severance benefit agreements.

(3)	“Qualifying Termination” is defined in the change of control agreements.

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(4)	If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2020, under the executive’s severance benefit agreement his or her cash severance would consist of (a) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2020), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of annual base salary for 2020).

(5)	If the Company consummated a change of control that was followed by the executive’s Qualifying Termination on December 31, 2020, under the executive’s change of control agreement his or her cash severance would consist of (a) two times (three times for Mr. Childers) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2020), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of his or her annual base salary for 2020).

(6)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested restricted stock based on the December 31, 2020 closing price of our common stock.

(7)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested performance awards based on the December 31, 2020 market closing price of our common stock.

(8)	The amounts in this row represent each Named Executive Officer’s right to the payment, as applicable, of (a) in the event of a termination without Cause or voluntary resignation for Good Reason, a lump sum payment comprised of the executive’s medical benefit premiums for a one year period and the amount of the administrative fee assessed under COBRA, or (b) in the event of a Qualifying Termination in connection with a change of control, a lump sum payment comprised of the executive’s medical benefit premiums for a two year period, the amount of the administrative fee assessed under COBRA and two times the Company contributions for the preceding 12 months under the 401(k) Plan and deferred compensation plan.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Childers, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Mr. Childers had an annual total compensation of $6,123,248 in 2020 as reflected in the “Total” column of our Summary Compensation table included in this Proxy Statement. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for 2020 of $96,773. As a result, we estimate that Mr. Childers' 2020 annual total compensation was approximately 63 times that of the median of the annual total compensation of all of our employees (other than the CEO).

In determining the median employee, Archrock prepared a listing of all employees (including full-time, part-time, seasonal and temporary employees) as of December 31, 2020 and the total compensation of each such employee for fiscal year 2020.  The median employee was selected from this list. Archrock has elected to identify its median employee every three years unless there is a significant change in employee population or employee compensation arrangements.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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ADDITIONAL INFORMATION

2021 ANNUAL MEETING OF STOCKHOLDERS

Stockholders Entitled to Vote. Owners of our common stock as of the close of business on the record date of March 3, 2021, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 3, 2021, there were 152,788,049 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Voting Methods.

Stockholder of Record. If you are a stockholder of record, you may vote over the telephone, by Internet, by mailing in a proxy card, in person at the Annual Meeting or you can give a proxy to be voted at the meeting. Please refer to the specific voting instructions set forth on the Notice of Internet Availability of Proxy Materials.

Street Name Holder. If, like most of our stockholders, you hold your shares through a bank, broker or other nominee (in “street name”), you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your broker or other nominee will either explain how to vote your stock or enclose a voting instruction card for you to use in directing the broker or other nominee how to vote your stock. If you are a street name holder, you may vote your stock in person at the Annual Meeting only if you obtain a signed proxy from your broker or other nominee giving you a right to vote the stock.

Annual Meeting Quorum. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Third Amended and Restated Bylaws, as amended, and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

“Broker Non-Votes” and Their Impact on the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other nominee, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other nominee before April 28, 2021.

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How to Change Your Vote. A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later-dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. If you hold your shares in street name, you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Tabulation of Votes. An independent representative has been selected to tabulate and certify the vote results and act as the inspector of election for the Annual Meeting.

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Solicitation of Votes. This solicitation is made on behalf of the Board, and we will pay the cost of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees, without additional compensation, may solicit proxies on the Company's behalf in person, by telephone, or by electronic communication. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:

•	forwarding the Notice of Internet Availability of Proxy Materials to beneficial owners;

•	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	obtaining beneficial owners’ voting instructions.

Availability of Proxy Materials. Instead of mailing a printed copy of our proxy materials, including this Proxy Statement, form of proxy card and our 2020 Annual Report to Stockholders, we have elected to provide access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge. Our Notice of Internet Availability of Proxy Materials was first mailed to stockholders of record and beneficial owners on or about March 17, 2021. Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail for this year and on an ongoing basis by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

Householding. The SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as householding, will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have attempted to deliver only one Notice of Internet Availability of Proxy Materials to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of such document was delivered. Any stockholder who would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request to our Secretary. The Secretary may be contacted at the following address: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. Beneficial owners sharing an address who receive multiple copies of the Notice of Internet Availability of Proxy Materials and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all stockholders at the shared address in the future.

2022 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2022 Annual Meeting of Stockholders must be received by our Secretary at the address provided below no later than October 18, 2021.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2022 Annual Meeting of Stockholders on or after October 18, 2021 and no later than November 17, 2021 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

●	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

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●	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

●	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

●	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

●	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

●	update and supplement the required information ten (10) business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary at the address provided below.

Stockholder proposals and nominations of directors must be delivered to our Secretary at the address provided below.

COMMUNICATION WITH THE BOARD

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to Gordon T. Hall, Chairman, at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-844-809-1630 or by going to www.archrock.ethicspoint.com.

COMPANY DOCUMENTS

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2020. These documents are also available on our website at www.archrock.com.

COMPANY CONTACT INFORMATION

The Company's Secretary and Investor Relations Departments can be contacted as follows:

By mail:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

By telephone: (281) 836-8000

By email: investor.relations@archrock.com

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ARCHROCK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2021

I hereby appoint D. Bradley Childers and Stephanie C. Hildebrandt, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Archrock, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Central Time, on April 28, 2021, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

If you execute and return this proxy card, the proxies will vote the shares in the manner specified in this proxy card.

If you execute and return this proxy card but do not specify the manner in which the proxies should vote the shares, the proxies will vote the shares FOR all the nominees for director and FOR the proposals described herein.

Continued and to be signed on reverse side

Archrock, Inc.
9807 Katy Freeway, Suite 100
Houston, TX 77024

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 27, 2021 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 27, 2021 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends that you vote FOR the following:

		For All	Withhold All	For all Except
1.	Election of the following persons to serve as directors of Archrock, Inc. until the 2022 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified	☐	☐	☐

Nominees:

01)	Anne-Marie N. Ainsworth	06)	James H. Lytal
02)	D. Bradley Childers	07)	Leonard W. Mallett
03)	Gordon T. Hall	08)	Jason C. Rebrook
04)	Frances Powell Hawes	09)	Edmund P. Segner, III
05)	J.W.G. Honeybourne		

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:

____

The Board of Directors recommends that you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as Archrock, Inc.'s independent registered public accounting firm for fiscal year 2021	☐	☐	☐
3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2020	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date